EXHIBIT 2.1

                                                                  EXECUTION COPY

                           KSL RECREATION CORPORATION


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                            STOCK PURCHASE AGREEMENT

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                          Dated as of February 12, 2004



                                  by and among



                             KKR PARTNERS II, L.P.,

                              KKR 1996 FUND, L.P.,

                          RESORT ASSOCIATES, L.P., and

                              GOLF ASSOCIATES, L.P.

                                   as Sellers



                                       and



                          CNL RESORT ACQUISITION CORP.

                                  as Purchaser



                                       and



                           KSL RECREATION CORPORATION

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
                                Table of Contents

                                                                                       Page

ARTICLE I.   PURCHASE AND SALE OF THE SHARES..............................................2

     1.01    Delivery and Purchase of Shares..............................................2

     1.02    Consideration for Shares.....................................................2

     1.03    Deposit......................................................................9

     1.04    Treatment of Options........................................................10

ARTICLE II.  CLOSING.....................................................................11

     2.01    Date of Closing.............................................................11

     2.02    Deliveries..................................................................11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      AND OF SELLERS.....................................................................11

     3.01    Capitalization of the Company and Title to Shares...........................11

     3.02    Subsidiaries................................................................12

     3.03    Authorization of Agreement..................................................13

     3.04    No Conflicts................................................................14

     3.05    No Consents.................................................................15

     3.06    Compliance with Laws........................................................15

     3.07    Litigation..................................................................16

     3.08    No Brokers..................................................................16

     3.09    Organization and Authority..................................................17

     3.10    Financial Statements........................................................17

     3.11    Undisclosed Liabilities.....................................................18

     3.12    Intellectual Property.......................................................18

     3.13    Contracts and Commitments...................................................19

     3.14    Employee Benefits...........................................................20


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
     3.15    Absence of Certain Changes..................................................23

     3.16    Taxes.......................................................................25

     3.17    Transactions with Affiliates................................................26

     3.18    Insurance...................................................................26

     3.19    Environmental Matters.......................................................27

     3.20    Real Estate.................................................................28

     3.21    Hart-Scott-Rodino Act.......................................................32

     3.22    Labor Relations; Compliance.................................................32

     3.23    Questionable Payments.......................................................33

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................34

     4.01    Organization of Purchaser...................................................34

     4.02    Authorization of Agreement..................................................34

     4.03    No Conflicts................................................................34

     4.04    No Consents.................................................................35

     4.05    Litigation..................................................................35

     4.06    No Brokers..................................................................35

     4.07    Investment Purpose..........................................................35

     4.08    Purchaser's Examination.....................................................35

     4.09    Financial Ability...........................................................36

ARTICLE V.   FURTHER AGREEMENTS OF THE PARTIES...........................................36

     5.01    Payments and Release of Holdback Amounts....................................36

     5.02    Liabilities.................................................................40

     5.03    Expenses....................................................................43

     5.04    Resignations................................................................44

     5.05    Interim Management Agreement................................................44


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
     5.06    Real Estate.................................................................44

     5.07    Further Assurances..........................................................48

     5.08    Correspondence..............................................................49

     5.09    Record Retention............................................................49

     5.10    Regulatory and Other Authorizations.........................................49

     5.11    Conduct of Business Pending the Closing.....................................50

     5.12    No Disclosure...............................................................53

     5.13    Transfer Taxes..............................................................54

     5.14    Reasonable Efforts to Close.................................................54

     5.15    Access to the Company and its Subsidiaries..................................54

     5.16    Section 280G of the Code....................................................55

     5.17    Financing...................................................................56

     5.18    Non-Competition Agreement...................................................56

     5.19    Guest Data and Database.....................................................56

     5.20    Employee Hiring Assistance..................................................57

     5.21    Transfer of Blue View II LLC................................................57

     5.22    La Quinta Declarations......................................................57

ARTICLE VI.  CONDITIONS TO CLOSING.......................................................58

     6.01    Conditions to Closing.......................................................58

     6.02    Documents to be Delivered by Sellers and the Company........................59

     6.03    Documents to be Delivered by Purchaser......................................60

ARTICLE VII. TERMINATION.................................................................61

     7.01    Termination.................................................................61

     7.02    Effect of Termination.......................................................62

ARTICLE VIII.MISCELLANEOUS...............................................................62


                                       iii
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
     8.01    Nonsurvival of Representations, Warranties and Certain Covenants............62

     8.02    Entire Agreement............................................................63

     8.03    Governing Law; Jurisdiction; Waiver of Jury Trial...........................64

     8.04    Amendment; Waiver...........................................................65

     8.05    Notices.....................................................................65

     8.06    Severability................................................................67

     8.07    Assignment and Binding Effect...............................................67

     8.08    No Benefit to Others........................................................67

     8.09    No Recourse.................................................................67

     8.10    Enforcement.................................................................67

     8.11    Specific Performance........................................................68

     8.12    Counterparts................................................................68

     8.13    Interpretation..............................................................68

     8.14    Disclosure..................................................................69

     8.15    No Presumption..............................................................69


                                       iv
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
                                  SCHEDULES

Schedule 1.02(a)(xii)      Reference Working Capital Amount
Schedule 1.02(c)(i)        Purchase Price Adjustment
Schedule 3.01(a)           Capitalization/Management Stockholders
Schedule 3.01(b)           Company Stock Options
Schedule 3.02              Subsidiaries
Schedule 3.04              Conflicts
Schedule 3.06              Compliance with Laws
Schedule 3.07              Litigation
Schedule 3.10(a)(i)        Financial Statements (Audited)
Schedule 3.10(a)(ii)       Financial Statements (Unaudited)
Schedule 3.11              Undisclosed Liabilities
Schedule 3.12              Intellectual Property
Schedule 3.13(a)           Contracts and Commitments
Schedule 3.14(a)           Employee Benefit Plans
Schedule 3.14(e)           Summary of Employee Benefit Plan Information - To Be Provided
Schedule 3.15              Absence of Changes
Schedule 3.16(a)           Taxes
Schedule 3.17              Transactions with Affiliates
Schedule 3.18              Insurance
Schedule 3.19              Environmental Matters
Schedule 3.20(b)           Condemnation Proceedings
Schedule 3.20(d)           Real Property Contracts
Schedule 3.20(e)           Space Leases
Schedule 3.20(g)           Forms of Membership Documents
Schedule 3.20(i)           Personal Property
Schedule 3.20(j)           Artwork
Schedule 3.20(k)(v)        Existing Surveys
Schedule 3.20(k)(vi)       Leased Real Property
Schedule 3.20(k)(viii)     Owned Real Property
Schedule 3.22              Labor Relations
Schedule 5.11(a)           Conduct of Business
Schedule 5.11(c)           Agreements or Arrangements Requiring Purchaser Consent

                            STOCK PURCHASE AGREEMENT

     AGREEMENT, dated as of February __, 2004 (this "Agreement"), among KKR Partners II, L.P., a Delaware limited partnership ("KKR II"), KKR 1996 Fund, L.P., a Delaware limited partnership ("1996 Fund"), Resort Associates, L.P., a Delaware limited partnership ("RA"), and Golf Associates, L.P. ("GA"), a Delaware limited partnership (KKR II, 1996 Fund, RA and GA being collectively referred to herein as "Sellers" and each a "Seller"), CNL Resort Acquisition Corp., a Delaware corporation ("Purchaser"), and KSL Recreation Corporation, a Delaware corporation (the "Company").

     WHEREAS, KKR II owns and shall own as of the Closing Date (as defined below) 9,562 shares (the "KKR II Shares") of the issued and outstanding shares of common stock, par value $.01 per share of the Company (the "Company Common Stock"), representing approximately 1.71% of the issued and outstanding shares of Company Common Stock; and

     WHEREAS, 1996 Fund owns and shall own as of the Closing Date 81,320 shares (the "1996 Fund Shares") of Company Common Stock, representing approximately 14.62% of the issued and outstanding shares of Company Common Stock; and

     WHEREAS, RA owns and shall own as of the Closing Date 393,167 shares (the "RA Shares") of Company Common Stock, representing approximately 70.68% of the issued and outstanding shares of Company Common Stock; and

     WHEREAS, GA owns and shall own as of the Closing Date 55,960 shares (the "GA Shares" and, together with the KKR II Shares, the 1996 Fund Shares and the RA Shares, the "Seller Shares") of Company Common Stock, representing approximately 10.06% of the issued and outstanding shares of Company Common Stock; and

     WHEREAS, the persons named on Schedule 3.01(a) attached hereto (collectively, the "Management Stockholders" and each a "Management Stockholder") own as of the date hereof 16,276 shares of Company Common Stock (including restricted shares), representing approximately 2.93% of the issued and outstanding shares of Company Common Stock (the shares held by the Management Stockholders on the Closing Date, the "Management Shares" and, together with Seller Shares, the "Shares");

     WHEREAS, the Shares constitute 100% of the issued and outstanding shares of capital stock of the Company as of the date hereof, and

     WHEREAS, Purchaser desires to purchase all of the outstanding capital stock of the Company owned by Sellers and the Management Stockholders, on the terms and conditions set forth herein.

     NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I. PURCHASE AND SALE OF THE SHARES.

           1.01 Delivery and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), (i) each of Sellers will sell, convey, assign and transfer to Purchaser or its designee certificates evidencing the Seller Shares, and (ii) Purchaser shall acquire from the Management Stockholders the Management Shares, to the extent such Management Shares have been delivered to the Escrow Agent (as defined below) in accordance with Section 5.01; provided that Purchaser shall not be obligated to purchase any Management Shares that are not delivered by the holder thereof free of any Liens (as defined below) (except Liens arising as a result of an act on the part of Purchaser). Such certificates evidencing the Company Common Stock shall be duly endorsed in blank, or be accompanied by appropriate stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps affixed and canceled.

           1.02 Consideration for Shares. (a) Definitions. For purposes of this Agreement, the terms below shall have the following respective meanings:


                (i)"1996 Fund Holdback Amount" shall mean the amount equal to four percent (4%) of the product of (A) an amount equal to the number of 1996 Fund Shares divided by the Share Number, multiplied by (B) the Base Purchase Price.

                (ii)"Base Purchase Price" shall mean One Billion Three Hundred Sixty-Six Million Dollars ($1,366,000,000), as adjusted pursuant to Section 1.02(c)(i) and as credited for the Transaction Fees and any liabilities of the Company or its Subsidiaries, whether absolute, accrued, contingent or otherwise, payable after the Closing in connection with the "Key Employee Retention Plan" and the "Deferred Cash Bonus Plan" (relating solely to the payments


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due on January 1, 2005) described on Schedule 3.11 hereof unless, in either case, already included in current liabilities under Section 1.02(c)(i).

                (iii)"Capital Stock Subaccount" shall mean with respect to each Seller, one half of its holdback amount in connection with the indemnity obligations under Section 5.02(d).

                (iv)"Closing Date" shall mean April 2, 2004, unless otherwise extended by the parties hereto; provided that if a temporary injunction or other temporary or preliminary order of a Governmental Authority (as defined below) preventing the consummation of the transactions contemplated hereby is in effect, the term Closing Date shall mean May 3, 2004, unless otherwise extended by the parties hereto.

                (v)"Final Purchase Price" shall mean the Base Purchase Price as adjusted pursuant to Section 1.02(c)(ii).

                (vi)"GA Holdback Amount" shall mean the amount equal to four percent (4%) of the product of (A) an amount equal to the number of GA Shares divided by the Share Number, multiplied by (B) the Base Purchase Price.

                (vii)"KKR II Holdback Amount" shall mean the amount equal to four percent (4%) of the product of (A) an amount equal to the number of KKR II Shares divided by the Share Number, multiplied by (B) the Base Purchase Price.

                (viii)"Management Holdback Amount" shall mean the amount equal to (A) two percent (2%) of the product of (1) an amount equal to the number of Management Shares divided by the Share Number, multiplied by (2) the Base Purchase Price; plus (B) the number of Management Shares which are not transferred at Closing free and clear of all Liens (other than Liens arising as a result of any act on the part of Purchaser) multiplied by an amount equal to ninety-eight percent (98%) of the Base Purchase Price Per Share.

                (ix)"Optionholders Holdback Amount" shall mean the amount equal to (A) two percent (2%) of the product of (1) an amount equal to the number of shares of Company Common Stock subject to Company Stock Options divided by the Share Number, multiplied by (2) the Base Purchase Price; plus (B) with respect to shares of Company Common Stock subject to Company Stock Options issued and outstanding on the Closing Date for which the condition set forth in Section 1.04(c) is not satisfied at the Closing, (1) the excess, if any, of the Base Purchase Price Per Share over the exercise price per share of each such Company Stock Option,


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

minus (2) the portion of the holdback amount described in clause (A) of this
Section 1.02(a)(ix) applicable to the Company Option Shares for which the condition set forth in Section 1.04(c) is not satisfied at the Closing.

                (x)"Percentage Share" means, (A) with respect to each Seller and Management Stockholder, a percentage equal to the quotient of (1) the total number of shares of Company Common Stock owned by such person immediately prior to the Closing, divided by (2) the Share Number, and (B) with respect to each Optionholder, a percentage equal to the quotient of (1) the total number of shares of Company Common Stock subject to Company Stock Options owned by such person immediately prior to the Closing, divided by (2) the Share Number.

                (xi)"RA Holdback Amount" shall mean the amount equal to four percent (4%) of the product of (A) an amount equal to the number of RA Shares divided by the Share Number, multiplied by (B) the Base Purchase Price.

                (xii)"Reference Working Capital Amount" means current assets determined in accordance with GAAP and as set forth on Schedule 1.02(a)(xii) (excluding cash, restricted cash, income taxes receivable and deposit for potential acquisition as of December 31, 2003) minus current liabilities determined in accordance with GAAP and as set forth on Schedule 1.02(a)(xii) (excluding current portions of obligations under capital leases, accrued corporate wages and deferred bonuses to be paid at closing, and payable to affiliates). For purposes of Section 1.02(c)(i), the "Reference Working Capital Amount" shall be a net liability of Twenty-Three Million Two Hundred Forty-Nine Thousand Dollars ($23,249,000).

                (xiii)"Share Number" means the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing plus (B) the number of shares of Company Common Stock subject to Company Stock Options issued and outstanding immediately prior to the Closing.

                (xiv)"Working Capital Subaccount" shall mean (X) with respect to each Seller, one-half of its holdback amount, (Y) with respect to each Management Stockholder, the portion of its holdback amount described in clause
(A) of the definition of Management Holdback Amount and (Z) with respect to each Optionholder, the portion of its holdback amount described in clause (A) of the definition of Optionholders Holdback Amount.


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

           (b) Closing Date Payments. At the Closing, Purchaser shall pay by wire transfer of immediately available funds: (i) to such account or accounts as KKR II shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to (X) the product of the number of the KKR II Shares multiplied by the Base Purchase Price Per Share (against delivery of certificates evidencing the KKR II Shares) less (Y) the KKR II Holdback Amount; (ii) to such account or accounts for the benefit of KKR II as the Escrow Agent (as defined below) shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to the KKR II Holdback Amount; (iii) to such account or accounts as 1996 Fund shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to (X) the product of the number of 1996 Fund Shares multiplied by the Base Purchase Price Per Share (against delivery of certificates evidencing the 1996 Fund Shares) less (Y) the 1996 Fund Holdback Amount; (iv) to such account or accounts for the benefit of 1996 Fund as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to the 1996 Fund Holdback Amount; (v) to such account or accounts as RA shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to (X) the product of the number of the RA Shares multiplied by the Base Purchase Price Per Share (against delivery of certificates evidencing the RA Shares) less (Y) the RA Holdback Amount; (vi) to such account or accounts for the benefit of RA as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to the RA Holdback Amount; (vii) to such account or accounts as GA shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to (X) the product of the number of the GA Shares multiplied by the Base Purchase Price Per Share (against delivery of certificates evidencing the GA Shares) less (Y) the GA Holdback Amount; (viii) to such account or accounts for the benefit of GA as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to the GA Holdback Amount; (ix) to such account or accounts for the benefit of the Management Stockholders as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to
(X) the product of the number of Management Shares multiplied by the Base Purchase Price Per Share (against delivery of certificates evidencing the Management Shares) less (Y) the

Management Holdback Amount; (x) to such account or accounts for the benefit of the Management Stockholders as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to the Management Holdback Amount; (xi) to such account or accounts for the benefit of the Optionholders (as defined below) as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to (X) the sum of (1) the product of the number of shares of Company Common Stock subject to Company Stock Options outstanding immediately prior to the Closing multiplied by the Base Purchase Price Per Shares minus (2) the aggregate exercise price of all Company Stock Options outstanding immediately prior to the Closing (against presentation of the applicable document pursuant to Section 1.04(c)) less (Y) the Optionholders Holdback Amount; and (xii) to such account or accounts for the benefit of the Optionholders as the Escrow Agent shall designate in writing to Purchaser not less than two (2) business days prior to the Closing Date, an amount equal to the Optionholders Holdback Amount. For the avoidance of doubt, the sum of all of the payments described in this Section 1.02(b) shall equal the Base Purchase Price.

           (c) Purchase Price Adjustment.

                (i) At least two (2) business days prior to the Closing Date, Sellers and Purchaser shall agree on a good faith estimate of current assets and current liabilities, as those terms are defined as of December 31, 2003 under generally accepted accounting principles in the United States ("GAAP"), as of the Closing Date (but without giving effect to the Closing) (the "Estimated Working Capital Amount"), which Estimated Working Capital Amount shall be used to adjust the Base Purchase Price on the Closing Date. In the event the parties cannot agree, the Estimated Working Capital Amount shall be reasonably established by Sellers in good faith, after consultation with Purchaser. Without limiting the foregoing, "current assets" for purposes of this Section 1.02(c)(i) shall include cash (other than cash held in escrow with respect to the items set forth on Schedule 1.02(c)(i)), accounts receivable, income tax receivable, prepaid expenses (including utilities, real estate taxes and other prepaid items), base stock and other supplies, inventory, deposits, current portion of notes receivable and other miscellaneous current assets of the Company and its Subsidiaries (and, for the avoidance of doubt, shall also include any assets of the type excluded in the calculation of Reference Working Capital Amount pursuant to Section 1.02 hereof); and "current liabilities" for purposes of this
Section 1.02(c)(i)


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

shall include accounts payable, short-term debt, accrued and unpaid real estate taxes, accrued and unpaid interest on any financings to be assumed by Purchaser, other accrued liabilities such as payroll, vacation, employee benefits and workers compensation claims as well as customer deposits, deferred income and other miscellaneous current liabilities of the Company and its Subsidiaries (and, for the avoidance of doubt, shall also include all liabilities of the type excluded in the calculation of Reference Working Capital Amount pursuant to
Section 1.02 hereof). If the Estimated Working Capital Amount exceeds the Reference Working Capital Amount as of the Closing Date, the Base Purchase Price shall be increased by the amount of such difference. If the Estimated Working Capital Amount is less than the Reference Working Capital Amount as of the Closing Date, the Base Purchase Price shall be reduced by the amount of such difference.

                (ii) Within ninety (90) days after the Closing Date, Sellers and Purchaser shall agree on a final calculation of current assets and current liabilities of the Company under GAAP as of the Closing Date (but without giving effect to the Closing) (each as calculated in accordance with Section 1.02(c)(i) and for the avoidance of doubt, shall include all assets and liabilities of the type excluded in the calculation of Reference Working Capital Amount pursuant to
Section 1.02 hereof), (the "Final Working Capital Amount"). If the parties cannot agree on the Final Working Capital Amount within such ninety (90)-day period, the Final Working Capital Amount shall be determined by a nationally recognized firm of independent public accountants mutually agreed upon by Sellers and Purchaser, and the Final Working Capital Amount determined by such accountants shall be final and conclusive for all purposes hereunder. The costs of such accountants shall be split evenly between Sellers and Purchaser. The Final Purchase Price shall be calculated by readjusting the Base Purchase Price using the Final Working Capital Amount in lieu of the Estimated Working Capital Amount. If the Base Purchase Price paid at the Closing was in excess of the Final Purchase Price, Sellers shall promptly (but in any event within five (5) business days after the Final Working Capital Amount has been agreed upon or determined by the accountants) direct the Escrow Agent to pay to Purchaser from the Working Capital Subaccounts, an amount reflecting the difference between the Base Purchase Price and the Final Purchase Price. All such payments shall be made pro rata (calculated based on Percentage Share). For the avoidance of doubt, any payment obligations of KKR II pursuant to this Section 1.02(c)(ii) shall be satisfied only out of the Working Capital Subaccount of the KKR II Holdback Amount, any payment obligations of 1996 Fund pursuant to this Section 1.02(c)(ii) shall be satisfied only out of the Working Capital

Subaccount of the 1996 Fund Holdback Amount, any payment obligations of RA pursuant to this Section 1.02(c)(ii) shall be satisfied only out of the Working Capital Subaccount of the RA Holdback Amount, any payment obligations of GA pursuant to this Section 1.02(c)(ii) shall be satisfied only out of the Working Capital Subaccount of the GA Holdback Amount, any payment obligations of the Management Stockholders pursuant to this Section 1.02(c)(ii) shall be satisfied only out of the Working Capital Subaccount of the Management Holdback Amount, and any payment obligations of the Optionholders pursuant to this Section 1.02(c)(ii) shall be satisfied only out of the Working Capital Subaccount of the Optionholders Holdback Amount; provided that with respect to each Seller, Management Stockholder and Optionholder, the payment shall not exceed such person's Percentage Share of the Working Capital Subaccount. If the Base Purchase Price paid at the Closing was less than the Final Purchase Price, Purchaser shall promptly (but in any event within five (5) business days after the Final Working Capital Amount has been agreed upon or determined by the accountants) pay to (i) Sellers and to (ii) the Escrow Agent for the benefit of the Management Stockholders and Optionholders (in accordance with their Percentage Share) the amount of such deficiency. This Section 1.02(c)(ii) shall survive the Closing.

                (iii) Notwithstanding anything to the contrary in the foregoing, for purposes of calculating the Estimated Working Capital Amount and the Final Working Capital Amount (but not the Reference Working Capital Amount), the parties or the accountants, as the case may be, shall assume that all restricted stock of the Company has vested and that all Company Stock Options have been exercised.

           (d) If there is a breach of Section 3.07 (after taking into account all materiality qualifications, knowledge qualifiers and baskets) or Section 3.19(a)(iii) (after taking into account all materiality qualifications, knowledge qualifiers and baskets) or the last sentence of Section 3.14(c) (after taking into account the knowledge qualifier), in each case, caused by an action, suit, proceeding or investigation against the Company or any of its Subsidiaries commenced after the date hereof, the parties shall create an additional holdback from the Base Purchase Price (the "Supplemental Holdback") which will affect each of the Sellers, the Management Stockholders and the Optionholders pro rata (calculated based on their Percentage

Share). If the parties cannot agree on the amount of the Supplemental Holdback, the parties shall refer the matter to an independent arbitrator mutually acceptable to the parties (the "Independent Arbitrator") for a determination of the amount of Losses (as defined below) which would reasonably be likely as a result of a breach of Section 3.07 (after taking into account all materiality qualifications, or knowledge qualifiers and baskets therein), Section 3.19(a)(iii) (after taking into account all materiality qualifications, or knowledge qualifiers and baskets therein), or the last sentence of Section 3.14(c) (after taking into account the knowledge qualifier) which amount shall become the amount of the Supplemental Holdback. The Independent Arbitrator shall hold a hearing and render his decision, which shall be final and binding upon the parties, within ten (10) days following such referral. Each party hereto shall be entitled to submit a written brief to the Independent Arbitrator (with a copy being simultaneously provided to the other parties) prior to the hearing. The costs and expenses of the Independent Arbitrator shall be borne equally by Purchaser and the Company. Upon determination of the Supplemental Holdback, such amount shall be deposited with the Escrow Agent. Upon the final and non-appealable resolution of such action, suit, proceeding or investigation or upon the agreement of Sellers and Purchaser, to the extent the amount of the Supplemental Holdback is greater than such Losses as finally determined or agreed, the amount of such Losses shall be released to Purchaser and the remainder shall be released pro rata (calculated based on Percentage Share) to Sellers, the Management Stockholders and the Optionholders. If the amount of the Supplemental Holdback is less than such Losses as finally determined or agreed, the amount of the Supplemental Holdback shall be released to Purchaser and Purchaser shall have no further recourse to Sellers, the Management Stockholders and the Optionholders.

           1.03 Deposit. Simultaneously with the execution of this Agreement by the parties, Purchaser shall deliver to an escrow agent designated by 1996 Fund for the benefit of Sellers, Management Stockholders and Optionholders by wire transfer of immediately available funds, a deposit in the amount of Seventy-Five Million Dollars ($75,000,000) (the "Deposit"), which Deposit shall be deposited in an interest-bearing account in the escrow agent's name at a nationally-recognized banking institution. Upon Closing, the escrow agent, on behalf of Sellers, Management Stockholders and Optionholders, shall refund to Purchaser an amount equal to the Deposit plus any interest accrued thereon from the date the Deposit was deposited by Sellers ("Accrued Interest"). If this Agreement is terminated by Sellers under Section 7.01(a)(ii), then,

Sellers shall retain the Deposit and Accrued Interest as its sole and exclusive remedy hereunder it being the intent of the parties hereto that such payment be treated as liquidated damages. In such instances, Purchaser shall have no claim to, or interest in, the Deposit and Accrued Interest, and the escrow agent shall distribute the Deposit plus Accrued Interest to Sellers, Management Stockholders and Optionholders in a manner agreed to by Sellers. If this Agreement is terminated under Section 7.01, in any other case, then (a) the escrow agent on behalf of Sellers, Management Stockholders and Optionholders, shall refund to Purchaser the amount of the Deposit plus Accrued Interest and (b) Sellers shall have no claim to, or interest in, the Deposit and Seller shall have no remedies against Purchaser as a result of such termination.

           1.04 Treatment of Options.

           (a) On the Closing Date, outstanding options to purchase shares of Company Common Stock (the "Company Stock Options") held by any current or former employee or director of the Company or any Subsidiary (collectively, the "Optionholders" and each an "Optionholder") granted under any stock option or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Plans") shall immediately vest and be canceled and each Optionholder shall be entitled to receive out of the funds held by the Escrow Agent pursuant to Section 1.02(b)(xi)(X), in consideration for the cancellation of all such Company Stock Options held by such Optionholder, an amount in cash equal to the product of (x) the excess, if any, of (i) the Base Purchase Price Per Share over
(ii) the exercise price per share, if any, of each such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to each such Company Stock Option held by such Optionholder, reduced by applicable withholding tax or other amounts required to be withheld by applicable law. The "Base Purchase Price Per Share" shall be an amount equal to (i) the sum of the Base Purchase Price and the aggregate exercise price per share of all Company Stock Options divided by (ii) the Share Number.


           (b) Except as otherwise agreed by the parties, the Stock Plans shall terminate as of the Closing Date.

           (c) As a condition to the tender of payment to any Optionholder hereunder, each Optionholder shall present their original option grant letter, option grant agreement, or similar instrument (or affidavit of ownership and indemnity reasonably acceptable to Purchaser), for cancellation, and, upon payment, Optionholder shall have no further rights thereunder.

ARTICLE II. CLOSING.

           2.01 Date of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett LLP ("Simpson Thacher"), 425 Lexington Avenue, New York, New York 10017, at 9:00 a.m. (New York City time), on the Closing Date. For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 11:59 p.m. New York City time on the Closing Date.

           2.02 Deliveries. At the Closing: (i) the parties shall execute and deliver to each other the documents referred to in Sections 6.02 and 6.03 hereof; and (ii) Purchaser shall deliver to each of KKR II, 1996 Fund, RA, GA and the Escrow Agent (for the benefit of KKR II, 1996 Fund, RA, GA, the Management Stockholders and the Optionholders) the payments to which they are entitled to pursuant to Section 1.02(b).

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OF SELLERS.

           The Company represents and warrants to Purchaser, and with respect to Sections 3.01(c), 3.03(a), 3.04(b), 3.05(b) and 3.08(b), each Seller with respect to itself represents and warrants severally to Purchaser, as follows:

           3.01 Capitalization of the Company and Title to Shares. The authorized capital stock of the Company consists of 700,000 shares of Company Common Stock, of which 556,285 shares are issued and outstanding as of the date hereof; all of such shares of Company Common Stock are owned of record by such holders as set forth on Schedule 3.01(a). The Shares are validly issued, fully paid and non-assessable. As of the date hereof, other than the 556,285 shares of Company Common Stock outstanding and the Company Stock Options, there are no securities outstanding, and (except as contemplated in Section 5.11(b)(ii)) at the Closing Date there will not be any securities outstanding, which are convertible into, exchangeable for, or carrying the right to acquire, equity securities (or securities convertible into or exchangeable for equity securities) of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein and there are no pre-emptive rights in respect of the shares of Company Common Stock.

There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock (other than put rights held by the Management Stockholders which are exercisable upon retirement, death or disability and, in the case of restricted stock, certain put rights exercisable on or about January 1, 2005).

           (b) As of the date hereof, Company Stock Options are owned of record by such holders as set forth on Schedule 3.01(b). As of the date hereof, there are outstanding Company Stock Options to acquire 135,501 shares of Company Common Stock. All of the Common Stock Options were issued or granted within the Stock Plans and the Company Stock Options can be cancelled in accordance with
Section 1.04 without further liability to the Company (except as provided herein).


           (c) Upon the transfer and delivery of the shares of Company Common Stock being sold hereunder by each Seller to Purchaser at the Closing, Purchaser will receive good and valid title to such shares of Company Common Stock, free and clear of all liens, pledges, charges, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Liens"), and such shares of the Company Common Stock shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities laws).

           3.02 Subsidiaries. (a) Except as set forth on Schedule 3.02, the Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company or other legal entity, whether incorporated or unincorporated (collectively, the "Subsidiaries" and each a "Subsidiary").

           (b) The name, jurisdiction of incorporation, and authorized capital stock and issued and outstanding shares of each of the Subsidiaries is as set forth on Schedule 3.02. Except as set forth on Schedule 3.02, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests of each of the Subsidiaries (collectively, the "Subsidiary Shares"), as set forth on Schedule 3.02, and the Subsidiary Shares are validly issued, fully paid and non-assessable. There are not now, and at the Closing Date there will not be, any outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities (or securities convertible into or exchangeable for equity securities) of any of the Subsidiaries, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating any Subsidiary to issue, transfer or dispose of any of its equity securities or any ownership interest therein.


           (c) The Company has good and valid title to its Subsidiary Shares free and clear of any Liens other than Permitted Exceptions (as defined below) and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims (other than restrictions on transferability generally imposed on securities under U.S. federal, state or foreign securities laws).

           3.03 Authorization of Agreement. (a) Each Seller has all necessary partnership power and authority to execute, deliver and perform this Agreement and has taken all partnership proceedings necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement constitutes the valid and binding obligation of Purchaser, the Company and each other Seller, constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

           (b) The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and has taken all proceedings necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Purchaser and each Seller, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by and implied covenant of good faith and fair dealing.

           3.04 No Conflicts. (a) Except as set forth on Schedule 3.04, neither the execution, delivery or performance of this Agreement, nor the consummation by Sellers of the transactions contemplated hereby, nor compliance by Sellers with the terms and provisions hereof, will: (i) conflict with the organizational documents of the Company or any Subsidiary; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument which would, in each case, be a "material contract" under Rule 601 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to which the Company or any of the Subsidiaries is a party or by which any of the foregoing is bound;
(iii) constitute a violation by the Company or any Subsidiary of any statute, law, rule, regulation, order or ordinance (collectively, "Laws") of any governmental authority, commission, board agency, public body or authority, domestic or foreign (each, a "Governmental Authority") applicable to any of the foregoing; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; except, in the case of clause (iii), for such conflicts, violations, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not reasonably be likely to have a Material Adverse Effect, and in the case of (iv), for such Liens which would not impair the value of assets in excess of Ten Million Dollars ($10,000,000). "Material Adverse Effect" means a material adverse effect on the business, assets, or financial condition of the Company and its Subsidiaries taken as a whole other than (i) a material adverse effect caused by any change in the economy or the lodging industry that does not have a disproportionate effect on the Company and its Subsidiaries taken as a whole,
(ii) any seasonal change or event or (iii) a material adverse effect caused by the announcement of the transactions contemplated hereby or identity of Purchaser.

           (b) Neither the execution, delivery or performance of this Agreement, nor the consummation by each Seller of the transactions contemplated hereby, nor compliance by each Seller with the terms and provisions hereof, will (i) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which such Seller is a party or by which such Seller is bound or (ii) constitute a violation by such Seller of any Laws of any Governmental Authority applicable to any of the foregoing, except where such violation would not reasonably be likely to have a Material Adverse Effect.

           3.05 No Consents. (a) No consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement excluding (i) filings and notices not required to be given or made until after the Closing Date, (ii) filings, at any time, of tax returns, tax reports and tax information statements, (iii) any consent, approval, authorization, exemption or filing, if any, which Purchaser is required to obtain or make or (iv) any consent, approval, authorization, exemption or filing which, if not obtained or made, would not reasonably be likely to have a Material Adverse Effect or would not prevent or materially delay Sellers from performing their obligations under this Agreement in all material respects.

           (b) Assuming the accuracy of the representations set forth in Section 4.07, no consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by Sellers of this Agreement excluding (i) filings and notices not required to be given or made until after the Closing Date, (ii) filings, at any time, of tax returns, tax reports and tax information statements, (iii) any consent, approval, authorization, exemption or filing, if any, which Purchaser is required to obtain or make, (iv) any consent, approval, authorization, exemption or filing relating to the operation of the business of the Company or its Subsidiaries or (v) any consent, approval, authorization, exemption or filing which, if not obtained or made, would not reasonably be likely to have a Material Adverse Effect or would not prevent or materially delay Sellers from performing their obligations under this Agreement in all material respects.

           3.06 Compliance with Laws. The Company and its Subsidiaries hold all permits, licenses, authorizations, memberships, consents, certificates, registrations, qualifications, variances, exemptions, orders, franchises, approvals or other rights and privileges of any Governmental Authority necessary for the lawful conduct of each of their respective businesses (collectively, the "Permits"), except where the failure to so hold has not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth on

Schedule 3.06, the Company and each Subsidiary are substantially in compliance with applicable material Laws and the terms of the material Permits.

           3.07 Litigation. Except as covered by insurance policies (subject to applicable self-insured retentions) or as set forth on Schedule 3.07, (i) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened which individually (or in the aggregate to the extent the action, suit, investigation or proceeding is related) is reasonably likely to result in damages payable by the Company or any Subsidiary in excess of Ten Million Dollars ($10,000,000) and which involve the Company or any of its Subsidiaries before any court or before any Governmental Authority, or which would prevent or materially delay the performance by Sellers of their obligations hereunder or which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, and (ii) there are no outstanding orders, rulings, judgments or decrees by which the Company or any Subsidiary or any of their respective assets are bound or subject which, individually, is reasonably likely to result in damages payable by the Company or any Subsidiary in excess of Ten Million Dollars ($10,000,000). Except as set forth on Schedule 3.07, there is no action, suit, proceeding or investigation that the Company or any Subsidiary currently intends to initiate by filing a complaint with any court or Governmental Authority. Except as set forth on
Schedule 3.07, to the knowledge of the Company, there are no actions, charges, indictments or investigations of any of Sellers or the trustees, officers, employees or agents of the Company or any Subsidiary, whether pending or threatened, which involves allegations of criminal violation of any Law, in each case acting on behalf of the Company or any Subsidiary.

           3.08 No Brokers. (a) Except for fees payable to Goldman, Sachs & Co., ("GS&Co."), the Company has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated hereby for which the Company or any of its Subsidiaries is liable.

           (b)Sellers have not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated hereby for which the Company or any of its Subsidiaries is liable.

           3.09 Organization and Authority. The Company and each of its Subsidiaries is a corporation or other form of entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted except where the failure to be so in good standing or to have any such corporate power and authority would not reasonably be likely to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign entity in the jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so in good standing or to have such qualification would not reasonably be likely to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and by-laws of the Company and each of its Subsidiaries, each as amended to date, have heretofore been made available to Purchaser.

           3.10 Financial Statements. (a) Attached hereto as Schedule 3.10(a)(i) are the audited consolidated balance sheets and statements of income of the Company as at October 31, 2003 and October 31, 2002, and the related statements of operations and retained deficit and statements of cash flows of the Company for the years then ended (the "Audited Financial Statements"). Such Audited Financial Statements were prepared in accordance with GAAP. In addition, attached hereto as Schedule 3.10(a)(ii) are the unaudited consolidated Company balance sheet as at December 31, 2003, and the related statements of income and retained deficit and statements of cash flows of the Company for the two (2) months then ended (the "Interim Financial Statements"). The Audited Financial Statements and Interim Financial Statements are hereinafter collectively, referred to as the "Financial Statements."

           (b) In each case, (i) the Financial Statements have been prepared in accordance with GAAP, except for the absence of full footnote disclosures and schedules and normal year-end audit adjustments with respect to Interim Financial Statements, (ii) the Financial Statements were prepared by management of the Company and (iii) the Financial Statements present fairly in all material respects, as of their respective dates and for the periods set forth therein, the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and its Subsidiaries.

           (c) The books of account and other financial records of the Company and its Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the consolidated financial statements of the Company.

           (d) The books and other records of the Company and its Subsidiaries contain in all material respects all corporate action of the stockholders, directors and any board committees of the Company and its Subsidiaries.

           3.11 Undisclosed Liabilities. Except for the liabilities: (a) set forth on the Financial Statements; (b) set forth on Schedule 3.11 attached hereto; (c) the subject matter of which is covered by any other provisions of this Article III; or (d) incurred in the ordinary course of business consistent with past practice since October 31, 2003, neither the Company nor any Subsidiary is subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would reasonably be likely to have a Material Adverse Effect.

           3.12 Intellectual Property. Schedule 3.12 contains an accurate and complete description of all registered trademarks owned by the Company or any Subsidiary and all existing and pending federal and state trademark registrations and applications therefor other than trademarks using the name "KSL" (all such registered trademarks and applications, regardless of whether they are listed, the "Intellectual Property"). To the knowledge of Sellers, the Intellectual Property does not infringe on any trademarks, copyrights or any other rights of any person. Except as set forth on Schedule 3.12, no registration relating to any Intellectual Property has lapsed, expired or been abandoned or canceled by the Company or any Subsidiary and none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope of use thereof, in either case which would be reasonably likely to have a Material Adverse Effect. Except as would not be reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries own, or possess adequate and enforceable licenses to use, all material intellectual property rights necessary to permit the Company and its Subsidiaries to conduct in all material respects their business as now conducted. Except as set forth on
Schedule 3.12, to the knowledge of Sellers, there are no material infringing or diluting uses of the Intellectual

Property. Neither the Company nor any Subsidiary has granted any material license (other than such licenses and permissions for one-time or limited use granted in the ordinary course of business) to any person or entity to use any of the Intellectual Property except as listed on Schedule 3.13(a).

           3.13 Contracts and Commitments. (a) Schedule 3.13(a) lists all Material Contracts (as hereinafter defined) as of the date hereof. For purposes of this Agreement, "Material Contracts" shall mean, other than group sales contracts (including third party booking agency agreements), (i) all contracts, agreements or understandings with customers, suppliers and distributors of the Company and the Subsidiaries involving any payments in an amount in excess of Five Hundred Thousand Dollars ($500,000) within a twelve (12) month period; and
(ii) all acquisition, merger, asset purchase or sale agreements (A) entered into by Sellers or any of their affiliates within three (3) years prior to the date hereof or (B) providing for continuing payment obligations of the Company or any of its Subsidiaries; (iii) all agreements which provide for, or relate to, the incurrence by the Company or any Subsidiary of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar or hedge agreements, financial products insurance or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing); (iv) all guaranties of the obligations of persons other than the Company or any Subsidiary; (v) any settlement agreements with respect to litigation under which the Company or any Subsidiary has continuing material obligations; (vi) all agreements that limit the ability of any Subsidiary to pay dividends to its parent; (vii) all agreements that limit the ability of the Company or any of its Subsidiaries to engage in any line of business or in a business in a geographic area; (viii) all contracts regarding the sponsorship of athletic competitions; and (ix) all other "material contracts" within the meaning set forth in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act.


           (b) Neither the Company nor any Subsidiary has given any irrevocable power of attorney that is outstanding or will be in effect on the Closing Date to any person for any purpose whatsoever;

           (c) Neither the Company nor any Subsidiary is in material default, nor to the knowledge of the Company is there any basis for any claim of material default, under any of the Material Contracts. To the knowledge of the Company, all Material Contracts are in full force and effect and are valid and enforceable against the Company or Subsidiary that is a party thereto except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, to the knowledge of the Company, no other party is in material default under a Material Contract;

           (d) Sellers have heretofore delivered or made available to Purchaser true and correct copies of all of the Material Contracts; and

           (e) No Seller nor any affiliate of any Seller (other than the Company or any of its Subsidiaries) is a guarantor of any obligation of the Company or any of its Subsidiaries.

           3.14 Employee Benefits. (a) Schedule 3.14(a) sets forth a complete and accurate list of every material Plan (as hereinafter defined).

           (b) Each Employee Program that has been maintained by the Company or an Affiliate (as hereinafter defined) of the Company at any time during the six
(6)-year period prior to the date hereof (any of the foregoing, a "Plan"), which has been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), either (i) has received a favorable determination or approval letter from the U.S. Internal Revenue Service (the "IRS") regarding its qualification under such section or (ii) is a prototype plan of a Master & Prototype plan that has received a favorable determination or approval letter from the IRS. No event or omission has occurred which would reasonably be expected to cause any Plan that is intended to be qualified under Section 401(a) or 501(c)(9) of the Code or that is otherwise intended to provide tax-favored benefits under the Code, to lose its tax-qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including Code Sections 105, 125, 401(a) and 501(c)(9)), respectively. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Plan to which Section 411(d) of the Code applies, for which any liability remains unsatisfied.

           (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Affiliates has failed to comply with any applicable laws with respect to the Plans. With respect to any Plan, there has been no "prohibited transaction" as defined in Section 406 of the Employee Retirement

Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975 for which any liability to the IRS, the Department of Labor and any other applicable governmental or regulatory agency remains unsatisfied. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Plans (i) have been made in a timely manner, (ii) have been accrued on the Financial Statements, to the extent required by GAAP, or (iii) to the extent not timely made, have been made, and any taxes and/or penalties for failure to make such timely payments and/or contributions have been satisfied. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened, with respect to any Plan.

           (d) Except as set forth on Schedule 3.14(a), no Plan (i) is or was subject to Title IV of ERISA, Code Section 412 or ERISA Section 302 or (ii) provides health care or any other non-pension benefits to any employees of the Company or its Affiliates after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or contains provisions committing to provide such post-termination benefits in the future.

           (e) Except with respect to those Plans set forth on Schedule 3.14(e), with respect to each material Plan, true, complete and accurate copies of the following documents (if applicable to any such Plan) have previously been delivered to the Purchaser: (i) all documents embodying or governing such Plan, and any funding medium for the Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Plan or, if the Plan is a prototype plan, the most recent IRS determination or approval of the Master & Prototype plan; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three (3) most recent actuarial valuation reports completed with respect to such Plan; (v) the summary plan descriptions (or other descriptions of such Plan provided to employees); (vi) any insurance policy related to such Plans; and
(vii) all material correspondence to and from any state or federal agency within the last six (6) years with respect to such Plan, to the extent such correspondence addresses a liability of the Plan or the Company or an Affiliate that, as of the date hereof, remains unsatisfied. The Company shall use reasonable efforts to obtain any of the foregoing documents that have not, as of the date hereof, been provided to Purchaser within ten (10) days after the execution of this Agreement and provide them to Purchaser.

           (f) Multiemployer Plans. With respect to each Plan that is a Multiemployer Plan as described in Section 4001(a)(3) of ERISA ("MPPA Plan"):
(i) all contributions required to be made with respect to employees of the Company and its Affiliates have been timely paid; (ii) the Company has not incurred, and the Company does not expect to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); and
(iii) the Company has not received (and does not reasonably expect to receive) notice that any MPPA Plan is insolvent or in reorganization or that any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such Plan.

           (g) Except as set forth on Schedule 3.14(a), there are no written employment, stay bonus or severance agreements with any employee of the Company.

           (h)For purposes of this Section:

                (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which any employer who is not an Affiliate contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, payroll practices, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code
Section 120, 125, 127, 129, 132 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Plan shall include a reference to such trust, organization or other vehicle.

                (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

                (iii) An entity is an "Affiliate" of a person if it would have ever been considered a single employer with such person under ERISA Section 4001(b) or part of the same "controlled group" as such person for purposes of ERISA Section 302(d)(8)(C).

                (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

           3.15 Absence of Certain Changes.

           Except as and to the extent set forth in Schedule 3.15, between October 31, 2003 and the date hereof, neither the Company nor any Subsidiary has, except in the ordinary course of business or as otherwise permitted hereunder:

           (a) (i) declared, set aside or paid any dividend or other distribution payable in property or stock in respect of any of its capital stock (except for dividends paid by the Subsidiaries) or (ii) split, combined or reclassified any of its capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of any of its securities or (iii) directly or indirectly redeemed, purchased or otherwise acquired any of its equity securities with property or stock;

           (b) incurred any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) that are material to the Company and its Subsidiaries, taken as a whole;

           (c) written off as uncollectible any notes or accounts receivable or any portion thereof that are material to the Company and its Subsidiaries, taken as a whole;

           (d) authorized for issuance, issued, sold, delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other voting securities (including indebtedness having the right to vote) or equity equivalents (including stock options and stock appreciation rights) (other than issuances pursuant to the exercise of Company Stock Options granted prior to the date of this Agreement) except for the authorization, issuance or grant of stock and options to employees of the Company or its Subsidiaries;

           (e) sold, leased, transferred, mortgaged, pledged, encumbered or disposed of any properties or assets, whether real, personal, fixed, tangible or intangible, that are material to the Company and the Subsidiaries, taken as a whole, except for transfers of the Excluded Real Properties;

           (f) made any commitments for capital assets or acquisitions of real property in excess of One Hundred Thousand Dollars ($100,000) except pursuant to the Company's and its Subsidiaries' existing budgets, copies of which have been provided or made available to Purchaser and except for the acquisition of the Transferred Real Properties and the interests of the JV Affiliates (as defined below);

           (g) except for indebtedness for borrowed money (including letters of credit) in the ordinary course of business under that certain $85,000,000 Credit Agreement, dated as of May 7, 2003, among KSL Recreation Group, Inc., as the Borrower, various financial institutions as the lenders, and Deutsche Bank Trust Company Americas, as the Administrative Agent (the "Credit Agreement"), incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guaranteed (or become liable for) any indebtedness for borrowed money of others;

           (h) made any loans, advances or capital contributions that are material to the Company and its Subsidiaries, taken as a whole, to persons (other than the Company or its Subsidiaries);

           (i) reduced insurance coverage in any manner that is material to the Company and its Subsidiaries, taken as a whole;

           (j) except as may otherwise be required by applicable law or regulation, GAAP or the Financial Accounting Standards Board, (i) changed any of the accounting principles or practices used by it in any material respect or
(ii) made any material tax election except in the ordinary course of business;

           (k) except, (i) to the extent required under the terms of the applicable plan or arrangement or any employment agreement or severance arrangement as in effect on the date hereof or consistent with past practice,
(ii) in the case of newly hired officers or employees to the extent consistent with past practice, (iii) in the case of promotions to fill vacated positions to the extent consistent with past practice, (iv) as a result of collective bargaining, or (v) as required by applicable law: (A) entered into, adopted, amended or terminated any Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers, (B) increased in any manner the compensation or fringe benefits of any director, officer or employee except, in the case of officers and employees, for normal increases in compensation in the ordinary course of business or (C) paid or provided for any severance payment;

           (l) materially amended or terminated or waived compliance with the terms of or breaches under, any Material Contract, or enter into a new contract or agreement or arrangement that would constitute a Material Contract; or

           (m) agreed to take any of the foregoing actions.

           3.16 Taxes. Except as set forth in Schedule 3.16(a) or except for that which would not, individually or in the aggregate, involve, or be reasonably likely to involve, amounts in excess of Ten Million Dollars ($10,000,000):

           (a) Each of the Company and its Subsidiaries has duly and timely filed (including pursuant to applicable extensions) all Tax Returns (as defined below) required to be filed by it, and paid in full or made adequate provision in the Financial Statements of the Company for all Taxes (as defined below). No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; and there are no Liens for Taxes upon the assets of either the Company or its Subsidiaries, except for statutory liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided.

                (i) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

                (ii) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

           (b) Effective as of the Closing, neither the Company nor any of its Subsidiaries will have any accumulated earnings and profits (for Federal income tax purposes) and taking into account any items of income, gain, deduction and loss for Federal income tax purposes properly arising in connection with the Closing, and neither the Company nor any of its Subsidiaries will have any current earnings and profits (for Federal income tax purposes) for the short fiscal year which ends or would be deemed to end on the date of the Closing, assuming for this purpose that the Company and each of the Subsidiaries are treated as "liquidating" in connection with the Closing in a transaction which satisfies the requirements of Section 332 of the Code.

           (c) Definitions. For purposes of this Agreement the terms below shall have the following respective meanings:

                (i) "Taxes" shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

                (ii)"Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

           3.17 Transactions with Affiliates. Except as described on Schedule 3.17, neither the Company nor any Subsidiary has entered into any agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature currently in effect, directly or indirectly, with any of its officers or directors, in each case other than on market terms. Except as described on Schedule 3.17, neither the Company nor any Subsidiary has any loans receivable from any affiliate of the Company or from any director, officer or employee of the Company or any Subsidiary.

           3.18 Insurance. All insurance policies to which the Company or any Subsidiary is a party or that provide coverage to the Company, any Subsidiary or any director or officer of the foregoing (a) are valid, outstanding, and enforceable, (b) are issued by an insurer that is financially sound and reputable and (c) taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and its Subsidiaries. Except as set forth on Schedule 3.18, neither the Company nor any Subsidiary has received any notice of premature cancellation or termination with respect to any existing material insurance policy of the Company or any Subsidiary.

           3.19 Environmental Matters. (a) Except as set forth in Schedule 3.19 or in any "Phase I" or "Phase II" environmental site assessments reports, asbestos reports or other property condition reports that have been made available to Purchaser prior to the date hereof, or except as would not be reasonably likely to result in a liability of the Company or any Subsidiary in excess of Twenty Million Dollars ($20,000,000):

                (i) the Company, the Subsidiaries and, to the knowledge of Sellers, the Company Real Property are in compliance with all Environmental Laws applicable to them;

                (ii) as of the date hereof, neither the Company nor any Subsidiary has received any written notice or claim alleging that it has violated any Environmental Laws or that it is liable to any person as a result of a Release of any Materials of Environmental Concern; and

                (iii) neither the Company nor any Subsidiary is a party to any pending proceedings, or has knowledge of any proceedings threatened against the Company or any Subsidiary, pursuant to any Environmental Laws or concerning any Release of any Materials of Environmental Concern.

           (b) Copies of the most recent so-called "Phase I" or "Phase II" environmental site assessments reports, asbestos reports or other property condition reports in the Company's or any Subsidiary's possession containing material information concerning environmental conditions at any property currently or formerly owned or leased by the Company or any Subsidiary have been made available to Purchaser.

           (c) Definitions. For purposes of this Agreement, the terms below shall have the following respective meanings:

                (i) "Environmental Laws" shall mean any and all environmental federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings or ordinances, or judicial or enforceable administrative interpretation thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety as affected by exposure to harmful or deleterious substances, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings or ordinances, as amended, or judicial or enforceable administrative interpretation thereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Superfund Amendments and Reauthorization Act of 1986, Toxic Chemical Release Inventory Reporting and Compliance, and the Occupational Safety and Health Act to the extent concerning exposure to harmful or deleterious substances, and any so-called "Super Fund" or "Super Lien" law, environmental laws administered by the United States Environmental Protection Agency.

                (ii) "Materials of Environmental Concern" shall mean at any time, (a) any crude oil (or any fraction thereof), gasoline or refined petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, chlorinated solvents, or radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

                (iii) "Release" shall mean any release, including any actual or threatened spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discharge, disposal or disposing into the environment of any Materials of Environmental Concern.

           (d) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.19 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Materials of Environmental Concern.

           3.20 Real Estate.

           (a) The Company, or one or more of the Subsidiaries, has (i) good fee simple title to each of the Owned Real Properties (as defined below), subject only to the Permitted

Exceptions, and (ii) has a valid leasehold interest in the Leased Real Property (as defined below), subject only to the Permitted Exceptions. Neither the Company nor the Subsidiaries own or lease any real property other than the Owned Real Property, the Leased Real Property and the Excluded Real Properties (as defined below).

           (b) Except as set forth on Schedule 3.20(b) or as would not be reasonably likely to result in a liability of the Company or any Subsidiary in excess of Twenty Million Dollars ($20,000,000), neither the Company, nor any Subsidiary, nor any Seller has received any written notice to the effect that any condemnation proceedings are pending or, to the knowledge of the Company, pending or threatened with respect to any of the Company Real Property or any portion thereof, and, to the knowledge of the Company, no such proceedings are contemplated by any Governmental Authority.

           (c) To the knowledge of the Company, no zoning, building or similar Law is or will be violated by the continued maintenance, operation or use of the Company Real Property as currently being utilized, or by buildings or other improvements on any of the Company Real Property except where such violation would not, individually, be reasonably likely to result in a liability of the Company or any Subsidiary in excess of Twenty Million Dollars ($20,000,000) and neither the Company, nor any Subsidiary, nor any Seller has received any written notice of any such violation.

           (d)(i) Schedule 3.20(d) lists all Material Real Property Contracts to which the Company or the Subsidiaries are a party as of the date hereof, (ii) Sellers have provided Purchaser with true and complete copies of all Material Real Property Contracts, and (iii) neither the Company, or any Subsidiary, or any Seller has received any written notice of, nor do the Company, or any Subsidiary, or any Seller have knowledge of, any default by the Company or any Subsidiary under any Material Real Property Contract which, if uncured, would not, individually, be reasonably likely to result in a liability of the Company or any Subsidiary in excess of Twenty Million Dollars ($20,000,000). As used herein, "Material Real Property Contracts" means the collective reference to all agreements in connection with the service, maintenance, management, operation, use or possession of the Company Real Property, but not including Space Leases or equipment leases, that (A) are not terminable, without payment or penalty, upon ninety (90) days' (or less) written notice, and (B) have aggregate yearly payments in excess of Five Hundred Thousand Dollars ($500,000).

           (e) (i) Schedule 3.20(e) lists all of the leases of space in the Company Real Property (the "Space Leases"), (ii) Sellers have provided Purchaser with true and complete copies of all Space Leases, (iii) except as set forth on
Schedule 3.20(e), neither the Company, or any Subsidiary, or any Seller has received any written notice of, nor do the Company, or any Subsidiary, or any Seller have knowledge of, a default by the Company or any Subsidiary under any Space Lease which, if uncured, would be reasonably likely to result in a liability of the Company or any Subsidiary in excess of Twenty Million Dollars ($20,000,000), and (iv) except as set forth on Schedule 3.20(e), no tenant is in default in the payment of rent under any Space Lease.

           (f) (i) Sellers have provided Purchaser with a true and complete copy of the Emerald Point Lease, and (ii) neither the Company, Sellers nor the Emerald Point Subsidiary has received any written notice, nor have the Company, Sellers or the Emerald Point Subsidiary have knowledge of a default by the Company or the Emerald Point Subsidiary under the Emerald Point Lease.

           (g) (i) Schedule 3.20(g) lists all of the forms of material Membership Documents currently used, and (ii) Sellers have made available to Purchaser true and complete copies of such forms.

           (h) Flood Zone. Each structural improvement on the Company Real Property known as the "Doral" lies outside of any flood plain or, if any such improvement lies within a flood plain, flood insurance required by the terms of the existing first mortgage financing of such property is in full force and effect.

           (i) Personal Property. Other than as set forth on Schedule 3.20(i), all material personal property owned by the Company and its Subsidiaries (other than at the Company HQ as to which no representation is made) is owned free and clear of all Liens other than statutory liens for taxes not yet due and Permitted Exceptions.

           (j) Artwork. Schedule 3.20(j) sets forth a detailed, true and accurate list of all of the artwork located in the public areas at the Grand Wailea Hotel & Resort (the "Artwork") including the title, artist and exact location of each piece. The Artwork is owned either by the Company or its Subsidiaries free and clear of any and all Liens other than statutory liens for taxes not yet due and Permitted Exceptions.

           (k) Definitions. For purposes of this Agreement, the terms below shall have the following respective meanings:

                (i) "Company Real Property" means the collective reference to the Owned Real Property and the Leased Real Property; Company Real Property shall not include the Excluded Real Properties.

                (ii) "Emerald Point Lease" means the Sublease between Lake Lanier Islands Development Authority, as sublessor, and KSL Lake Lanier, Inc., as sublessee, dated as of August 1, 1997.

                (iii) "Emerald Point Subsidiary" means KSL Lake Lanier, Inc.

                (iv) "Excluded Real Properties" means the properties known as Grove #1 (as described on Exhibit C), the North Edge Portion of North Employee Parking Lot at Citrus Clubhouse (as described on Exhibit D), and Parcel A of the Blue View at Doral (other than the pump) (as described on Exhibit E).

                (v) "Existing Surveys" means the surveys of the Company Real Properties and the Transferred Real Properties listed on Schedule 3.20(k)(v).

                (vi) "Leased Real Property" means all of the land and improvements thereon leased pursuant to the leases set forth on Schedule 3.20(k)(vi) other than off-site storage facilities.

                (vii) "Membership Documents" means all contracts, applications and other agreements which give rights with respect to the use of the facilities of any of the Company Real Property under any club membership programs, whether golf club, social club or otherwise.

                (viii) "Owned Real Property" means the land and improvements thereon owned by the Company or any Subsidiary, and more particularly described on Schedule 3.20(k)(viii); Owned Real Property shall include the Transferred Real Property after such property is transferred to the Company or any Subsidiary.

                (ix) "Permitted Exceptions" means (1) Permitted Title Exceptions and facts disclosed in the Existing Surveys and Updated Surveys, (2) Space Leases, (3) Laws applicable to real property (excluding any defect, Lien or encumbrance resulting from a violation of such Laws that is not otherwise a Permitted Title Exception), (4) easements, restrictions, encroachments, encumbrances, conditions and conveyances not included in (1) above which are typical for the applicable property type and locality and which do not materially and adversely affect the value, use, or operation of the applicable Company Real Properties,
(5) Liens for real estate Taxes and assessments (including those arising by private covenant) not yet due and payable, (6) inchoate mechanics', materialmen's, and similar Liens that are shown on the Financial Statements, or for sums not yet delinquent or being contested, (7) Liens securing any financings disclosed in the Financial Statements, and (8) with respect to the Leased Real Property, any title exceptions affecting the fee ownership of the land thereof or any superior lease.


                (x) "Permitted Title Exception" means title exceptions set forth in the Title Commitments.

                (xi) "Title Commitment" means, for each Company Real Property, a commitment for title insurance issued by the Title Company and dated no earlier than November 23, 2003.

                (xii) "Title Company" means Fidelity National Title Company.

                (xii) "Transferred Real Property" means the property referred to in Section 5.06(i).

                (xiv) "Updated Survey" means, for each Company Real Property, an update of the Existing Survey for such Company Real Property dated no earlier than January 1, 2004 and no later than the date of this Agreement; provided, however, that if the Existing Survey for a Company Real Property is dated on or after January 1, 2003, there shall not be any Updated Survey for such Company Real Property.


           3.21 Hart-Scott-Rodino Act. The transactions contemplated hereby are exempt from filings pursuant to the Hart-Scott-Rodino Act, 15 U.S.C. 18a and such transactions qualify for the exemption from filing pursuant to 15 C.F.R. 802.2(e) because the Company Real Property, and the assets related thereto, consist solely of hotels and incidental assets and do not include any ski facilities or casinos.

           3.22 Labor Relations; Compliance. (a) Except as set forth on Schedule 3.22, as of the date hereof, (i) neither the Company nor any Subsidiary is a party to any collective bargaining or other labor contract, (ii) since October 31, 2003, there has not been, and there presently is no unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which, if adversely determined, would be reasonably likely to have a Material Adverse Effect, and (iii) since October 31, 2003, there has not been, and there presently is no labor strike, slowdown, work stoppage, lockout or other labor controversy in effect or, to the knowledge of the Company, threatened against the Company or any Subsidiary which would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute that would be reasonably likely to have a Material Adverse Effect.

           (b) The Company and each of its Subsidiaries complies with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except where failure to comply would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

           3.23 Questionable Payments. To the knowledge of the Company, neither the Company nor any Subsidiary, nor any of their respective current or former shareholders, partners, directors trustees, officers, employees, agents or other persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with the Company's or any Subsidiary's respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from corporate funds,
(c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payments of any nature, or (f) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

           Purchaser represents and warrants to Sellers as follows:


           4.01 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

           4.02 Authorization of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes the valid and binding obligation of Sellers and the Company, constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

           4.03 No Conflicts. Neither the execution, delivery or performance of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with the terms and provisions hereof will: (a) conflict with the organizational documents of Purchaser; (b) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (c) constitute a violation by Purchaser of any Law of any Governmental Authority applicable to Purchaser; except, in the case of clauses (b) and (c) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not be reasonably likely to materially impair Purchaser's ability to consummate the transactions contemplated hereby.

         4.04 NO CONSENTS. No consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by Purchaser of this Agreement excluding any consent, approval, authorization, exemption or filing, if any, which Sellers are required to obtain or make or which, if not obtained or made, would not prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

         4.05 LITIGATION. There are no actions, suits, inquiries, proceedings or investigations pending or, to Purchaser's knowledge, threatened before any court or Governmental Authority against Purchaser relating to the transactions contemplated hereby or which would prevent or materially delay the performance by Purchaser of its obligations hereunder.

         4.06 NO BROKERS. Except for fees payable to UBS Investment Bank, Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated hereby.

         4.07 INVESTMENT PURPOSE. (a) Purchaser is purchasing the Shares and, indirectly, the Subsidiary Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act of 1933, as amended, and all other applicable securities laws, rules or regulations.

         (b) Purchaser acknowledges that none of the Shares or the Subsidiary Shares has been registered under federal law or qualified under state law, but rather has been offered for sale in accordance with certain exemptions under applicable law and that the Shares and the Subsidiary Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from registration and qualification is then available.

         4.08 PURCHASER'S EXAMINATION. (a) Purchaser is not relying on any forecasted operating results or budgets of the Company or its Subsidiaries prepared by or on behalf of

Sellers. Purchaser acknowledges that it has done its own due diligence and has received sufficient access to the Company and its Subsidiaries for purposes of conducting due diligence.

         (b) Purchaser acknowledges and agrees that no representation or warranty has been or is being made by the Company or Sellers except as expressly set forth in this Agreement and that no representation or warranty is being made by the Company or Sellers as to the future operations or prospects of the Company or any of its Subsidiaries. Purchaser acknowledges and agrees that it is not relying on the Company's "Confidential Information Memorandum."

         (c) Except as expressly provided in this Agreement, Purchaser acknowledges that neither Sellers nor the Company have made any representations or warranties regarding the value or condition of the assets of the Company or its Subsidiaries. Except as expressly set forth in this Agreement, the assets of the Company and its Subsidiaries will be held "as is, where is" with no representations or warranties, express or implied, as to title, ownership, quality, value, condition, operation, design, capacity, tax treatment or otherwise, and all such representations and warranties are expressly disclaimed. Nothing contained herein shall be construed to diminish or limit the express representations, warranties or covenants contained in this Agreement.

         4.09 FINANCIAL ABILITY. At the Closing, Purchaser shall have cash available coupled with existing borrowing facilities or commitments that will be sufficient to enable it to consummate the transactions contemplated hereby. True and correct copies of any such facilities and commitments have been made available to Sellers. The financing required to consummate the transactions contemplated hereby is collectively referred to as the "Financing."

ARTICLE V.  FURTHER AGREEMENTS OF THE PARTIES.

         5.01 PAYMENTS AND RELEASE OF HOLDBACK AMOUNTS. (a) Sellers shall exercise the "drag-along" rights with respect to the Management Shares by giving timely notice pursuant to the Sale Participation Agreements each of the Management Stockholders has entered into.

         (b) The Company shall establish reasonable procedures relating to the transfer of the Management Shares at the Closing. Such procedures shall include: (i) sending to each Management Stockholder a power-of-attorney appointing the Chief Financial Officer and Secretary or other officer(s) of the Company as the attorneys-in-fact for the transfer of the

Management Shares at the Closing, (ii) sending to each Management Stockholder blank stock powers, (iii) establishing escrow accounts with a financial institution as escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement (the "Escrow Agreement") among the Company, Sellers and Purchaser, substantially in form of Exhibit B, for the holdback amounts referred to herein and (iv) directing the Escrow Agent to invest the amounts in the escrow accounts. Sellers shall cause the items referred to in the preceding clauses (i) and (ii) to be sent to the Management Stockholders. Such items will be accompanied by instructions directing the Management Stockholders to execute the power-of-attorney and stock powers and send them to the Escrow Agent. The Company shall use reasonable efforts to contact all persons whom it believes hold Management Shares and Company Stock Options and shall use reasonable efforts to cause such persons to deliver the Management Shares and documentation related to the cancellation of Company Stock Options at the Closing.

         (c) Upon the Closing and upon receipt by the Escrow Agent of proper written instructions from Sellers and Purchaser (which shall be delivered to the Escrow Agent simultaneously with the Closing), the Management Shares so delivered to the Escrow Agent shall be released to Purchaser and the portion of the Base Purchase Price payable to the Management Stockholders in respect of the Management Shares so delivered to the Escrow Agent shall be paid to them by the Escrow Agent in accordance with Section 1.02.

         (d) With respect to any Management Shares which are free and clear of all Liens and which are delivered to the Escrow Agent after the Closing, Sellers and Purchaser shall direct the Escrow Agent to pay the holder thereof out of the portion of the Management Holdback Amount contemplated in Section 1.02(a)(viii)(B), subject to the Management Holdback Amount contemplated in
Section 1.02(a)(viii)(A), if applicable.

         (e) With respect to any Company Stock Options for which the applicable document has been presented pursuant to Section 1.04(c) to the Escrow Agent after the Closing, Sellers and Purchaser shall direct the Escrow Agent to pay the holder thereof out of the portion of the Optionholders Holdback Amount contemplated in Section 1.02(a)(ix)(B), subject to the Optionholders Holdback Amount contemplated in Section 1.02(a)(ix)(A), if applicable. Subject to shareholder approval referred to in Section 5.16, the Company shall take such action as is necessary to accelerate the exercisability of the Options as of the Closing and to permit payment to the Optionholders in the manner contemplated by
Section 1.04.

         (f) Each payment by the Escrow Agent to each Management Stockholder pursuant to Sections 5.01(c) and (d) shall be based on the respective percentage of Management Shares owned by such Management Stockholder immediately prior to the Closing (the "Management Percentage Share"). Each payment by the Escrow Agent to each Optionholder pursuant to Sections 1.04 and 5.01(e) shall be based on the respective percentage of shares of Company Common Stock subject to Company Stock Options owned by such Optionholder immediately prior to the Closing relative to the number of shares of Company Common Stock subject to all Company Stock Options outstanding immediately prior to the Closing ("Optionholder Percentage Share")

         (g) Sellers and Purchaser shall direct the Escrow Agent, in writing, to release amounts from the KKR II Holdback Amount, 1996 Fund Holdback Amount, RA Holdback Amount, GA Holdback Amount, Management Holdback Amount and the Optionholders Holdback Amount in each case to pay Purchaser, Sellers, the Management Stockholders and the Optionholders to the extent required by Section 1.02(c)(ii) and 5.02(e); and Sellers and Purchaser shall direct the Escrow Agent, in writing, to release amounts from the Supplemental Holdback to the extent required by Section 1.02(d); and Sellers and Purchaser shall direct the Escrow Agent to release amount from the Capital Stock Subaccounts (on a pro rata basis based on the respective percentage of Seller Shares owned by each Seller) to the extent contemplated by Section 5.02(d).

         (h) Upon the later of six (6) months from the Closing Date (except to the extent claims were made in connection with Section 5.02(e) hereof and are pending) and the determination of the Final Purchase Price and, if applicable, immediately following any payment in respect thereof to Purchaser, Sellers and Purchaser shall direct the Escrow Agent, in writing, (i) to release the remainder of the Working Capital Subaccount of the KKR II Holdback Amount to KKR II, (ii) to release the remainder of the Working Capital Subaccount of the 1996 Fund Holdback Amount to 1996 Fund, (iii) to release the remainder of the Working Capital Subaccount of the RA Holdback Amount to RA, (iv) to release the remainder of the Working Capital Subaccount of the GA Holdback Amount to GA, (v) to release the remainder of the Management Holdback Amount (less an amount necessary to pay Management Stockholders who have not tendered their Shares to the Escrow Agent) to each Management Stockholder who tendered his or her Management Shares to the Escrow Agent pro rata in accordance with such

Management Stockholder's Management Percentage Share and (vi) to release the remainder of Optionholders Holdback Amount (less an amount necessary to pay Optionholders who have not presented the applicable document under Section 1.04(c)) to each Optionholder pro rata in accordance with such Optionholder's Optionholder Percentage Share, in each case less the amount of any unresolved claims under Section 5.02(e), which shall be released upon resolution of such claims. For the avoidance of doubt, (i) no portion of the Management Holdback Amount shall be released to any Management Stockholder who has not tendered his or her Management Shares to the Escrow Agent in accordance with this Agreement until such Management Shares have been so tendered, and (ii) no portion of the Optionholders Holdback Amount shall be released to any Optionholder who has not presented the applicable document pursuant to Section 1.04(c).

         (i) Following the releases set forth in Section 5.01(h), Sellers and Purchaser shall direct the Escrow Agent to release any remaining Management Holdback Amount (less the amount of any unresolved claims under Section 5.02(e)) and any remaining Optionholders Holdback Amount (less the amount of any unresolved claims under Section 5.02(e)) to Purchaser or to such other person or entity as may be required under applicable state law.

         (j) Upon the later of six (6) months from the Closing Date and the resolution of all claims under Section 5.02(d) and, if applicable, immediately following any payment in respect thereof to Purchaser, Sellers and Purchaser shall direct the Escrow Agent to release (i) the remainder of the Capital Stock Subaccount of the KKR II Holdback Amount to KKR II, (ii) the remainder of the Capital Stock Subaccount of the 1996 Fund Holdback Amount to 1996 Fund, (iii) the remainder of the Capital Stock Subaccount of the RA Holdback Amount to RA and (iv) the remainder of the Capital Stock Subaccount of the GA Holdback Amount to GA.

         (k) Sellers shall assign to Purchaser, and Purchaser shall assume, all of Sellers' rights and obligations under its contracts with Management Stockholders containing "drag-along" rights, effective simultaneously with the Closing, and agrees to provide reasonable assistance to Purchaser (at Purchaser's expense) in enforcing such rights following the Closing Date.

         (l) Except as provided in this Section 5.01, Sellers shall have no obligation to cause the Management Stockholders to deliver their Management Shares to the Escrow Agent and shall have no liability in respect of the failure by any Management Stockholder to deliver his or her Management Shares on the Closing Date.

         (m) The provisions of this Section 5.01 shall survive the Closing.

         5.02 LIABILITIES. (a) Purchaser will, and will cause the Company to, indemnify Sellers, the Management Stockholders and the Optionholders and their affiliates for any liability, cost, loss, damage, claim, expense or obligation (including attorney's fees and disbursements) ("Losses") (whenever asserted or claimed) sustained by any of them to the extent arising from any claim or cause of action of any third party (other than Sellers, the Management Stockholders and the Optionholders and their respective officers, directors, employees, agents and representatives) arising out of: (i) any action or inaction, or by any condition, liability or obligation of the Company or any Subsidiary which action, inaction, condition, liability or obligation occurred or existed prior to or after the Closing; (ii) any obligations to employees incurred after the Closing as a result of a termination of the Interim Management Agreement (other than liabilities referred to in Section 1.02(a)(ii)); provided that such obligations shall not be altered or modified after the Closing except to the extent such alterations or modifications are permitted under the Interim Management Agreement (as defined below); or (iii) the failure of Purchaser to perform its obligations under Section 1.02(c).

         (b) After the Closing Date, the Company and each Subsidiary shall exculpate (to the greatest extent permitted by applicable Law), and Purchaser shall, and shall cause the Company to, indemnify, defend and hold harmless, the present and former officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries, and all persons acting as directors or representatives of other entities at the request of the Company or its Subsidiaries, in each case in their capacities as such against all Losses (whenever asserted or claimed), arising out of or based on, in whole or in part, actions or omissions in their capacities as such or any other matter existing or occurring at or prior to the Closing Date to the fullest extent permitted under Delaware law or the Company's certificate of incorporation or by-laws in effect at the date of this Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit within ten (10) days of receipt by the Company of a request therefor; provided that other than actions or omissions which were related to such present or former officer's, director's or employee's gross negligence or willful misconduct. In connection therewith, Purchaser and the Company shall be obligated to pay for only one counsel for all Indemnified Parties (as defined below) unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest subject in each case to such Indemnified Party's agreement to return any advanced funds if a court of competent jurisdiction, after all time for appeals having been exhausted, shall have determined that such Indemnified Party is not entitled to such amounts under Delaware law or the Company's certificate of incorporation or by-laws.

         (c) If (but only if) for any reason the indemnity provided for in
Section 5.02(a) or (b) is unavailable to any indemnified person or is insufficient to hold each such indemnified person harmless from all such Losses, then Purchaser, the Company and its Subsidiaries shall contribute to the amount paid or payable by such indemnified person in such proportion as is appropriate to reflect not only the relative benefits received by Purchaser, the Company and its Subsidiaries, on the one hand, and such indemnified person, on the other hand, but also the relative fault of such persons as well as any relevant equitable considerations.

         (d) Effective upon the Closing, each Seller shall severally (based upon such Seller's Percentage Share) indemnify Purchaser and its affiliates and its and their respective officers, directors, employees, agents and representatives and hold each of them harmless against any Losses sustained by any of them due to the breach of any representation or warranty of such Seller set forth in
Section 3.01(c), 3.03(a), 3.04(b), 3.05(b) and 3.08(b); provided that each such representation and warranty shall expire six (6) months from the Closing Date (except with respect to claims made prior to such expiration); and each Seller shall satisfy its indemnification obligations under this Section 5.02(d) from amounts in its respective Capital Stock Subaccount; and provided further that Purchaser's sole recourse under this Section 5.02(d) shall be to the Capital Stock Subaccount of such Seller and such Seller shall not have any liabilities in excess of its respective Capital Stock Subaccount.

         (e) Effective upon the Closing, each Seller, Management Stockholder and Optionholder shall severally (based on each such person's Percentage Share) (i) indemnify Purchaser, its affiliates and its and their respective officers, directors, employees, agents and representatives and hold each of them harmless against any Losses sustained by any of them arising out of or based on, in whole or in part, any matter relating to the Excluded Real Property and any disposition thereof, whether existing or occurring prior to, at, or after the Closing Date, to the fullest extent permitted by law (including lenders' fees for any necessary consent under the terms and conditions of Company's and its Subsidiaries' financing existing prior to the Closing Date or any Taxes incurred in connection with such Excluded Real Property) and (ii) as part of such indemnification obligations, advance expenses incurred in the defense of any action or suit within ten days of receipt by any such person of a request therefor; provided that (A) Sellers, Management Stockholders and Optionholders shall pay for only one counsel for all such Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (B) such indemnifications shall expire six (6) months from the Closing Date (except with respect to claims made prior to such expiration) and (C) Sellers, Management Stockholders and Optionholders shall not be responsible for any Losses related to Purchaser's rating agencies and lenders; and provided, further that Purchaser's sole recourse under this Section 5.02(e) shall be to the Working Capital Subaccount and such indemitor shall not have any liabilities in excess of its, his or her Percentage Share of the Working Capital Subaccount.

         (f) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim within forty-five (45) days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification obligation provided hereunder except to the extent the indemnifying party shall have suffered actual material prejudice as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within forty-five (45) days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         (g) The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld or delayed; provided that, if the indemnifying party withholds such consent, then such indemnifying party shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.02. The provisions of this Section 5.02 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

         (h) Purchaser shall, or shall cause the Company to, maintain in effect for not less than six (6) years after consummation of this Agreement the current policies of directors' and officers' liability insurance maintained by the Company on the date hereof; provided that Purchaser may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable in terms of creditworthiness, with respect to matters existing or occurring at or prior to the Closing Date.

         (i) In the event that the Company or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Purchaser or any such person, as the case may be, shall succeed to the obligations set forth in this Section 5.02 and in Section 5.05.

         (j) The provisions contained in this Section 5.02 shall survive the Closing.

         5.03 EXPENSES. (a) Except as expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs.

         (b) The reasonable financial advisory fees of GS&Co. in connection with the transactions contemplated hereby and the reasonable professional fees and expenses of Simpson Thacher and Allen Matkins Leck Gamble & Mallory LLP ("Allen Matkins"), and Deloitte & Touche LLP ("D&T"), counsel and auditors, respectively, to the Company in connection with the transactions contemplated hereby (collectively, "Transaction Fees") shall be paid by Purchaser at Closing and shall be credited, dollar-for-dollar, against the Base Purchase Price as provided in Section 1.02(a)(i).

         (c) The parties acknowledge that Simpson Thacher, Allen Matkins and D&T have done and continue to do work for the Company that is unrelated to the transactions contemplated hereby.

         5.04 RESIGNATIONS. On the Closing Date, Sellers shall cause all directors of the Company and its Subsidiaries to resign, shall cause all officers of such Subsidiaries that are not employees of the foregoing to resign as officers of the foregoing and shall cause all officers and employees of the Company (but not the Subsidiaries) to resign. Any severance payments to such officers and employees shall be made by the Company immediately prior to the Closing.

         5.05 INTERIM MANAGEMENT AGREEMENT. At the election of Purchaser made prior to the Closing, Sellers shall form an independent management company and Purchaser, the Company and Sellers shall negotiate, in good faith, an interim management agreement (the "Interim Management Agreement") pursuant to which, the management company shall become the employer of record of the Company's employees and shall manage the Company Real Properties. The Interim Management Agreement, which may be applicable to some or all of the properties owned by the Company and its Subsidiaries, shall provide for a nine (9) month term, terminable on Purchaser's seventy-five (75) days' prior written notice, a monthly management fee of 2% of revenue plus reimbursement of direct overhead and sales market costs, an indemnity for all Losses arising out of or relating to the manager's actions or inactions under the Interim Management Agreement, except that Purchaser shall not be responsible to indemnify the manager for the gross negligence or willful misconduct of the manager's corporate personnel or the general manager of each property until such time as the manager shall have sustained such Losses for gross negligence and willful misconduct in an amount equal to or in excess of the aggregate management fees actually received during the term of the Interim Management Agreement and such other terms and conditions customary in management transactions of this type. This Section 5.05 shall survive the Closing.

         5.06 REAL ESTATE. (a) Except as otherwise permitted under Section 5.11, neither the Company, nor any Subsidiary, shall amend, modify or terminate the Emerald Point Lease or any Material Real Property Contracts, Space Leases or Membership Documents, or enter into new Material Real Property Contracts, Space Leases or Membership Documents, in each case without Purchaser's consent, except
(i) in the ordinary course of business, (ii) with respect to any amendment, modification or termination or new Material Real Property Contracts, Space Leases or Membership Documents that would not, individually or in the aggregate, reasonably be likely to result in a liability in excess of Twenty Million Dollars ($20,000,000),

(iii) with respect to the transfer of the Transferred Real Property and the interests of JV Affiliates to the Company or a wholly owned Subsidiary, provided that, in the case of this clause (iii), none of Purchaser, the Company or such Subsidiary shall have any obligations or liabilities to the transferors in respect of such transfers after Closing, (iv) for the termination or assignment of the lease for the Company HQ (as more particularly described in Section 5.06(g) below) or (v) for the transfer of the Excluded Real Properties; provided that, in the case of this clause (v), except as provided in Section 5.06(c), none of Purchaser, the Company or any applicable Subsidiary of the Company shall have any obligations or liabilities to the transferee in respect of such transfers following such transfer.

         (b) Purchaser acknowledges and agrees that upon the Closing, the Company or certain Subsidiaries will continue to own the Excluded Real Properties, which have not been legally subdivided from other Company Real Property.

         (c) Purchaser further agrees that, upon its receipt of written notice from one or more Sellers requesting a conveyance of an Excluded Real Property (a "Conveyance Notice"), Purchaser shall promptly use commercially reasonable efforts, with the cooperation and at the cost of Sellers or their affiliates, to cause such Excluded Real Property to become a separate, legally subdivided parcel, and to become a separate and distinct tax lot, in each case under all applicable Laws. Sellers shall reimburse Purchaser or the Company for all costs and expenses incurred by Purchaser or the Company in connection with such subdivision process; provided that Purchaser or the Company shall obtain Sellers' prior written consent before incurring any expenses in excess of Fifty Thousand Dollars ($50,000) and further provided that Purchaser shall have no obligation to subdivide or convey any Excluded Real Properties in the event Sellers do not consent to payment of such costs and expenses incurred by Purchaser or the Company in connection with such subdivision process. Sellers shall have the right to withdraw any Conveyance Notice at any time, and Purchaser shall cease efforts for subdividing the Excluded Real Property covered by such Conveyance Notice immediately after such withdrawal. Notwithstanding anything above to the contrary, Purchaser shall have no obligations under this
Section 5.06(c) with respect to an Excluded Real Property (i) if Sellers have not delivered to Purchaser a Conveyance Notice for such Excluded Real Property within six (6) months from the Closing Date or (ii) if the applicable governing authority fails or refuses to approve the separation or subdivision of any Excluded Real Property into a separate distinct tax lot by the date six (6) months from the Closing Date or (iii) if any required consent or approval for the transfer of the Excluded Real Property is not obtained by Purchaser, using reasonable efforts, by the date six (6) months from the Closing Date under financing for the Company and its Subsidiaries that exist prior to the Closing Date.

         (d) Promptly after an Excluded Real Property becomes a separate legally subdivided parcel and tax lot in accordance with Section 5.06(e), in consideration of One Hundred Dollars ($100) to be paid by Sellers to Purchaser, Purchaser shall convey fee simple title to such Excluded Real Property to Sellers (or Sellers' designees, as requested by Sellers), free and clear of any Liens or other title exceptions except for those title exceptions on such Excluded Real Property existing on the Closing Date. At the closing of such conveyance to Sellers (or Sellers' designees), Purchaser shall deliver a quit claim deed, a certificate of non-foreign status, required transfer tax forms, evidence of authorization and such other documents customarily delivered by a seller of real estate similar to the Excluded Real Property. Sellers shall pay all real property transfer taxes payable in connection with such conveyance, and shall reimburse Purchaser or the Company for all costs and expenses incurred by Purchaser or the Company in connection with such conveyance.

         (e) If as of the Closing Date the Company or any Subsidiary has a written agreement relating to the sale of an Excluded Real Property (including an option) and such Excluded Real Property is sold or an option thereon is exercised after the Closing, Purchaser shall cause the proceeds of such sale or option to be held by the Company or such Subsidiary in trust for Sellers, the Management Stockholders and the Optionholders, and Purchaser shall further cause such proceeds to be promptly remitted to Sellers, the Management Stockholders and the Optionholders to be distributed pro rata (in a manner consistent with such person's Percentage Share). The Company covenants not to, and to cause its Subsidiaries not to, enter into any contract for the sale of an Excluded Real Property which would provide for a closing (including any options) later than six (6) months following Closing Date or impose any obligation on the Company or its Subsidiaries after the Closing other than to convey fee simple title to the Excluded Real Property to the person(s) designated by Sellers pursuant to a quit-claim deed, and to hold and remit the proceeds of such sale as contemplated in the immediately preceding sentence of this Section 5.06(e).

         (f) The provisions of Sections 5.06(b), (c) and (d) shall run with the Excluded Real Properties. At the Closing, at Sellers' election, Sellers and Purchaser shall record memoranda in the appropriate land records with respect to any Excluded Real Properties evidencing the provisions of Sections 5.06(b), (c) and (d), in a form reasonably satisfactory to Sellers and Purchaser. Notwithstanding any provision herein to the contrary, Purchaser shall have no obligations under Section 5.06(c), (d) or (e) after date that is six (6) months from the Closing Date.

         (g) Purchaser acknowledges and agrees that the Company's headquarters (the "Company HQ") is currently leased by the Company from Landaq, Inc. (the "Company HQ Landlord"), an affiliate of the Company (the "Company HQ Lease") and prior to the Closing, the Company will assign the Company HQ Lease to an affiliate of Sellers or another third party. The parties shall negotiate in good faith to provide Purchaser with space at the Company HQ for the purpose of storing the Company's files at no cost, other than reimbursement for rent paid for such space at the Company HQ, if any, and with no liability to any person other than for gross negligence and willful misconduct. Prior to the Closing, the Company will use reasonable efforts to identify any proprietary equipment or software located at the Company HQ that is required to operate the businesses of the Company and its Subsidiaries and to use reasonable efforts to cooperate with Purchaser in transitioning from any such equipment or software. The Company or a Subsidiary uses the financial reporting system at the Company HQ in connection with business of the Company and its Subsidiaries. Within six (6) months from the Closing Date, Purchaser shall sell to an affiliate of Sellers designated by Sellers, for One Dollar ($1.00), all of the personal property and rights owned by the Company or any Subsidiaries and used primarily or exclusively at the Company HQ prior to the Closing (including the financial reporting system referred to in the previous sentence). After the Closing and until the consummation of the sale contemplated by the preceding sentence, Purchaser shall allow affiliates of Sellers designated by Sellers (without any additional cost or liability to Sellers or their affiliates) to use and shall provide (or cause to be provided) the full benefit of all such personal property and rights to the extent enjoyed by the Company or the Subsidiaries at the Company HQ prior to the Closing.

         (h) Purchaser acknowledges and agrees that, as of the date hereof, the Company (or certain Subsidiaries) only have a partial ownership interest in the following three

Owned Real Properties: (i) the Bye Hole Area (as described on Exhibit F), (ii) Private Club Tennis and Parking (as described on Exhibit G) and (iii) Mountain Land Adjacent to Ranch Property (as described on Exhibit H), (the "JV Properties"), and that the remaining ownership interests in such JV Properties are owned by affiliates of the Company (the "JV Affiliates"). Prior to the Closing, the Company or its Subsidiaries shall purchase with cash the remaining ownership interests in the JV Properties from the JV Affiliates. The conveyance of such ownership interests in the JV Properties from the JV Affiliates shall be free of any lien or encumbrance other than Permitted Exceptions. The representations and warranties contained in Section 3.20 are hereby deemed amended to reflect the facts set forth in this Section 5.06(h), and no breach of the representations and warranties contained in Section 3.20 shall be deemed to have occurred as a result of the facts set forth in this Section 5.06(h), or as a result of the purchase of the ownership interests of the JV Affiliates in the JV Properties.

         (i) Purchaser acknowledges and agrees that, as of the date hereof, neither the Company nor its Subsidiaries owns the PGA West Tournament Clubhouse Parking Lot (as described on Exhibit I), the Model Home Parking Lot (as described on Exhibit J) or the Desert Resorts Off-Site Employee Parking Lot (as described on Exhibit K). Prior to the Closing, the Company or its Subsidiaries shall purchase with cash the PGA West Tournament Clubhouse Parking Lot, the Model Home Parking Lot and the Desert Resorts Off-Site Employee Parking Lot. The representations and warranties contained in Section 3.20 are hereby deemed amended to reflect the facts set forth in this Section 5.06(i), and no breach of the representations and warranties contained in Section 3.20 shall be deemed to have occurred as a result of the facts set forth in this Section 5.06(i) or as a result of the purchase of the PGA West Tournament Clubhouse Parking Lot and the Model Home Parking Lot and the Desert Resorts Off-Site Employee Parking Lot.

         (j) The provisions of this Section 5.06 shall survive the Closing

         5.07 FURTHER ASSURANCES. (a) Purchaser and each Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including to obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby; provided that the failure of Sellers or the

Company to obtain any such consent shall not be a breach of this Agreement so long as the Company exercises reasonable efforts to obtain such consent.

         (b) Purchaser shall reimburse the Company for commercially reasonable required payments necessary to obtain the written consent, waiver or approval required pursuant to Section 5.07(a); provided that Purchaser may instruct the Company not to pursue certain consents in which case the Company shall not be in breach of this Agreement for failing to pursue such consents.

         5.08 CORRESPONDENCE. Each party shall promptly remit to the other party any correspondence or amounts received by it which properly belong to the other party. This Section 5.08 shall survive the Closing.

         5.09 RECORD RETENTION. Purchaser shall maintain the agreements, documents, books, records and files relating to the Company and its Subsidiaries (collectively, "Records") for a period of six (6) years following the Closing Date. From and after the Closing Date, upon reasonable written notice, the Company shall furnish or cause to be furnished to Sellers and their representatives, employees, counsel and accountants access, during normal business hours and upon reasonable prior written notice, Records relating to the Company and its Subsidiaries for periods prior to the Closing Date, and shall permit Sellers to examine and copy, at such Seller's sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or the Company and its Subsidiaries. This Section 5.09 shall survive the Closing.

         5.10 REGULATORY AND OTHER AUTHORIZATIONS. (a) Subject to paragraphs (b) and (c) below, Purchaser and each Seller shall use its best efforts to obtain all governmental authorizations of any Governmental Authority that is or may become necessary for their respective execution and delivery of, and the respective performance of their obligations pursuant to, this Agreement.

         (b) In addition, if any Governmental Authority shall have issued an order, decree, ruling or injunction, or taken any other action related to the Company or any Subsidiary, on the one hand, or Purchaser, on the other hand, that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated by this Agreement, such party that is the subject of the order, decree, ruling, etc. shall use its best efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         (c) Other than to the extent applicable Law expressly requires Sellers or the Company to obtain any license, permit, consent, approval, authorization or order of any state Governmental Authority or to make any registration or filing with any state Governmental Authority, Purchaser shall be responsible for making all filings and giving all notices relating to, and otherwise pursuing all licenses, permits, consents, approvals, authorizations and orders of state Governmental Authorities and making all registrations and filings with state Governmental Authorities (collectively, the "State Governmental Consents"), which, to the knowledge of Purchaser, are required in connection with the transactions contemplated hereby and shall provide a copy of any such filings or notices to Sellers and the Company. Purchaser shall be responsible for obtaining or making all State Governmental Consents required to be obtained or made subsequent to the Closing Date. In connection with and as a condition to Purchaser's obligations under the preceding sentence, the Company shall use its best efforts to fully cooperate with and assist Purchaser in identifying and obtaining or making all such State Governmental Consents. Purchaser shall pay all fees in connection with any filings with, or the obtaining of any consents, approvals or exemptions from, any Governmental Authority in connection with the consummation of the transactions contemplated hereby; provided, however, that in connection with any license, permit, consent, approval, authorization or other of any state Governmental Authority or registration or filing with any state government that Sellers or the Company are obligated to obtain, Purchaser shall only be required to reimburse them for commercially reasonable fees they incur.

         5.11 CONDUCT OF BUSINESS PENDING THE CLOSING. (a) Except as may be otherwise contemplated by Schedule 5.11(a) or elsewhere in this Agreement or as required by any Law or any agreements or arrangements disclosed on any Schedule or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing Date, the Company will, and Sellers will cause the Company to, and will cause the Company to cause each of its Subsidiaries to:

              (i) operate its business only in the ordinary course;

              (ii) use commercially reasonable efforts to preserve intact its business organization and maintain its material rights; and

              (iii) use commercially reasonable efforts to preserve their relationships with their material suppliers and customers.

         (b) Without limiting the generality of the foregoing Section 5.11(a), except as may be otherwise contemplated by Schedule 5.11(a) or elsewhere in this Agreement or as required by any Law or any agreements or arrangements disclosed in any Schedule or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing Date, the Company will not and Sellers will not allow the Company to, and will not allow the Company to allow any of its Subsidiaries to:

              (i) (A) declare, set aside or pay any dividend or other distribution payable in property (other than Excluded
Properties) or stock (other than stock or other equity interests of KSL Land Holdings Inc. and Blue View LLC) in respect of any of its capital stock (except for dividends paid by the Subsidiaries), (B) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of any of its securities or (C) directly or indirectly redeem, purchase or otherwise acquire any of its equity securities with property or stock;

              (ii) authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other voting securities (including indebtedness having the right to vote) or equity equivalents (including stock options and stock appreciation rights) other than
(A) issuances pursuant to the exercise of Company Stock Options granted to employees and former employees prior to the date of this Agreement and (B) grants of stock and options to employees permitted by this Agreement, or amend in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof;

              (iii) amend its certificate of incorporation or by-laws or equivalent organizational documents;

              (iv) sell, lease, transfer, mortgage, pledge, encumber or dispose of any assets that are material to the Company and the Subsidiaries, taken as a whole, or make any material capital expenditures, except, in each case, (A) in the ordinary course of business, (B) pursuant to any Material Contract in effect on the date hereof,
(C) for Permitted Exceptions, (D) the transfer of the name "KSL" and domain names containing the name "KSL", (E) sales of the Excluded Real Properties, (F) real estate sales in the ordinary course of business consistent with past practice, (G) the transfer of the stock or other equity interests of KSL Land Holdings, Inc. without residual liabilities to the Company or receipt of additional property by the Company or the Subsidiaries and (H) personal property located at the Company headquarters;

              (v) make any commitments for capital assets or acquisitions of real property in excess of One Hundred Thousand Dollars ($100,000) after the Closing;

              (vi) except for indebtedness for borrowed money (including letters of credit) in the ordinary course of business under the Credit Agreement, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries or guarantee (or become liable for) any indebtedness for borrowed money of others;

              (vii) make any loans, advances or capital contributions material to the Company and the Subsidiaries, taken as a whole, outside of the ordinary course of business, except to any of the Subsidiaries;

              (viii) except as may otherwise be required by applicable law or regulation, GAAP or the Financial Accounting Standards Board, (A) change any of the accounting principles, or otherwise accrue any deferred tax asset relating to net operating losses resulting from or in connection with the transactions contemplated hereby, or practices used by it in any material respect or (B) make any material tax election except in the ordinary course of business;

              (ix) except (1) to the extent required under the terms of the applicable plan or arrangement or any employment agreement or severance arrangement as in effect on the date hereof and consistent with past practice,
(2) in the case of newly hired officers or employees to the extent consistent with past practice, (3) in the case of promotions to fill vacated positions to the extent consistent with past practice, (4) as a result of collective bargaining, (5) as required by applicable law or (6) as contemplated by Section 1.04: (A) enter into, adopt, amend or terminate any Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers, (B) increase in any manner the compensation or fringe benefits of any director, officer or employee except, in the case of officers and employees, for normal increases in compensation in the ordinary course of business or (C) pay or provide for any severance payment;

              (x) dissolve, liquidate, recapitalize or merge or consolidate with or into any other person or engage in any other material reorganization;


              (xi) engage in any transaction with any affiliate (including either of Sellers or their affiliates (but excluding the Company and any Subsidiary)) other than transactions permitted by this Agreement or pursuant to
Section 3.17 or Section 5.06;

              (xii) commence any litigation or other legal proceeding other than in the ordinary course of business or settle any litigation or other legal proceeding for material money damages or restrictions upon the operations of the Subsidiaries;

              (xiii) materially amend or terminate or waive compliance with the terms of or breaches under, any Material Contract, or enter into a new contract or agreement or arrangement that would constitute a Material Contract; provided that the foregoing shall not be deemed to limit or restrict the ability of the Company or any of its Subsidiaries to enter into, as appropriate, membership, marketing, development, licensing and hotel amenities agreements for the benefit of Parcel A of the Blue View at Doral and other properties currently owned by affiliates of the Company on market terms and in forms substantially similar to agreements heretofore entered into by the Company or its Subsidiaries with third parties; and no breach of the representations and warranties contained in
Section 3.13 shall be deemed to have occurred as a result of the Company or its Subsidiaries entering into any such agreements;

              (xiv) fail to maintain ordinary and customary levels of inventories with respect to food, liquor/wine, beverages, linens, china, crystal/barware and silverware at each of the Company Real Properties, consistent with past practice; or

              (xv) agree to take any of the foregoing actions.

         (c) Notwithstanding anything to the contrary in this Section 5.11, affiliates of Sellers shall not enter into the agreements or arrangements set forth on Schedule 5.11(c) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

         5.12 NO DISCLOSURE. Except as set forth in this Section 5.12, Purchaser and each Seller agree that it shall not make any public announcement or issue any press release in connection with the transactions consummated hereby, except as provided in this
Section 5.12 and except if Purchaser or any Seller (i) is ordered to make such disclosure by a court of competent jurisdiction or (ii) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Purchaser's or any Seller's securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure. Purchaser and Sellers shall jointly agree upon and approve one or more press releases (which need not be joint press releases) to be issued on or about the date hereof and/or on or about the Closing Date, as mutually determined by the parties hereto. Any subsequent press release or public announcement made by either party hereto after approval of any such press release shall be consistent with (including in scope) the mutually agreed upon press release or releases. Purchaser and its affiliates shall use reasonable efforts to confer with the Company and Sellers in good faith regarding any disclosure, in writing, to the Securities and Exchange Commission regarding Sellers, the Company, the subject matter hereof or the transactions contemplated hereby within a reasonable period of time prior to making any such disclosure. This Section 5.12 shall survive the Closing.

         5.13 TRANSFER TAXES. Purchaser shall pay any state or local sales, transfer or like Taxes payable in connection with the transactions contemplated hereby (other than such Taxes related to the transfer of the Transferred Real Property or the interests of the JV Affiliates in the JV Properties to the Company or its Subsidiaries and the transfer of the Excluded Real Properties to Sellers or their designees). This Section 5.13 shall survive the Closing.

         5.14 REASONABLE EFFORTS TO CLOSE. During the period commencing on the date of execution of this Agreement and continuing until the Closing Date, Purchaser and Sellers shall use their respective reasonable efforts to consummate the transactions contemplated hereby.

         5.15 ACCESS TO THE COMPANY AND ITS SUBSIDIARIES. (a) Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, properties, liabilities, business and operations of the Company and its Subsidiaries as Purchaser may reasonably request. Any such investigation shall be conducted at reasonable times, on prior reasonable notice, and under reasonable circumstances. Any disclosure whatsoever during such investigation by Purchaser shall not constitute any enlargement or additional representations or warranties of Sellers beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement, dated November 12, 2003, executed by Purchaser (the "Confidentiality Agreement"). The Confidentiality Agreement shall terminate upon the Closing.

         (b) Prior to the Closing Date, Purchaser and Sellers shall promptly advise each other orally and in writing of any change or event which has caused, or could reasonably be expected to have caused or to cause, a breach of a representation, warranty or covenant contained in this Agreement. Sellers and the Company shall promptly provide Purchaser with copies of all filings made by the Company, its Subsidiaries, or Seller, with or any other state or federal Governmental Authority in connection with this Agreement, or the transactions contemplated hereby.

         5.16 SECTION 280G OF THE CODE. Prior to the Closing, the Company shall
(i) use best efforts to provide the shareholders of the Company with adequate disclosure, within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder, of all material facts concerning the payments of certain employees of the Company, (ii) obtain approval of such payments in a manner which satisfies the requirements of Section 280G(b)(5)(B)(i) of the Code and the Treasury Regulations promulgated thereunder, and (iii) provide evidence to the Purchaser of its compliance with the requirements of this Section 5.16, provided that the Company shall be deemed to have satisfied the requirement that disclosure be provided to its shareholders if the Company uses best efforts to determine the last known mailing address of each such shareholder, properly sends such disclosure to each such shareholder at such address by certified mail, return receipt requested or other similar method, and with respect to any shareholder for whom a delivery receipt is not obtained, uses best efforts to locate such shareholder and provide it with the referenced disclosure, provided, however, that such efforts will not cure a defect in the adequacy of the disclosure itself, and provided further that "shareholder" shall include any person treated as a shareholder under either the applicable Treasury Regulations or general principals of federal income tax laws. For purposes of the foregoing, the Company represents that (a) the general partner of each of the shareholders which are entities (each, an "Entity Shareholder"), is not a "disqualified individual", (b) the stock of the

Company represents a "substantial portion" of the assets of each such Entity Shareholder, and (c) none of the limited partners of any of the Entity Shareholders are entitled to vote on issues involving the management of the respective Entity Shareholder's investments pursuant to the operative provisions of the respective Entity Shareholder's governing documents or otherwise, each within the meaning of Section 280G of the Code and the Treasury Regulations thereunder, and each of the Company and the Purchaser agree that the determination of who is a "shareholder" under the applicable Treasury Regulations and general principals of federal income tax laws shall be subject to the determination of both the Company and the Purchaser.

         5.17 FINANCING. Purchaser shall not take any action between the date of this Agreement and the Closing Date that would reasonably be expected to make the Financing unavailable for any reason. Purchaser shall use its reasonable efforts to enter into definitive documentation with respect to the Financing. Without limiting the generality of the preceding sentence, Purchaser shall use its reasonable efforts to negotiate and finalize definitive loan documentation for the Financing. Purchaser shall keep Sellers and the Company reasonably informed as to the status of the Financing.

         5.18 NON-COMPETITION AGREEMENT. For so long as a management company affiliated with any of the Sellers has a management contract with Purchaser or its servicer to manage the Grand Wailea Hotel, then none of Sellers or their affiliates shall, directly or indirectly, manage or own the properties known or formerly known as the "Four Seasons Hotel Maui--Wailea" or "Ritz Carlton Hotel--Kapalua" (other than a passive investment in less than 10% of the equity of a publicly traded company) or any equity interest in any person who owns the "Four Seasons Hotel Maui--Wailea" or "Ritz Carlton Hotel--Kapalua" (other than a passive investment in less than 10% of the equity of a publicly traded company). This Section 5.18 shall survive the Closing.

         5.19 GUEST DATA AND DATABASE. Purchaser and Sellers agree that the parties are equal co-owners of all Data. For five (5) years from and after the Closing Date, Sellers agree not to transfer or license the Data to any person, other than: (a) a person, directly or indirectly, controlling, controlled by or under common control with any Seller, (b) in connection with the transfer of real estate (regardless of the structure of the transaction, whether it is a sale of stock or assets) relating to any portion of the Data, (c) in connection with the transfer of management rights relating to any portion of the Data, (d) in connection with a "data exchange" or otherwise for a use outside of the lodging industry (e.g. MasterCard and Starbucks partnerships). "Data" means (a) all data and information owned by the Company or any of its Subsidiaries on the Closing Date concerning or relating to guests of resorts owned, operated and/or managed by the Company and its Subsidiaries and (b) all such data and information collected after the Closing Date during the term of the Interim Management Agreement. Purchaser and Sellers further agree that Sellers shall have the right to retain copies of the Data. As of the Closing Date, Purchaser and Sellers shall have no continuing obligation to provide each other with any updates to the Data after the Closing Date and any such updates will be owned and will remain in the possession, custody and control of the respective party who develops them. Purchaser and Sellers agree to cooperate to take all necessary actions to comply with all laws, regulations, rules and directives of the United States concerning the Data, including any of the foregoing relating to data privacy. Purchaser acknowledges that the technology and software used at the Company HQ in connection with Data (or the right to use such technology and software) shall be owned by Sellers (or an affiliate of a Seller) from and after the Closing. This Section 5.19 shall survive the Closing.

         5.20 EMPLOYEE HIRING ASSISTANCE. Prior to Closing, the Company and Purchaser shall in good faith identify persons who could be eligible for hire by the Purchaser, its advisors, property manager or other service provider to perform services for Purchaser after the Closing.

         5.21 TRANSFER OF BLUE VIEW II LLC. Prior to Closing, the Company shall transfer its limited liability interests, which shall be all of the interests in Blue View II LLC, to an entity not owned, directly or indirectly, in whole or in part, by the Company or a Subsidiary (other than KSL Land Holdings if KSL Land Holdings is not then a Subsidiary of the Company). Such transfer shall not result in any liabilities to the transferor. None of the Company and Subsidiaries will be the record owner of interests in Blue View II LLC at Closing.

         5.22 La Quinta Declarations. (a) Prior to Closing, Sellers and the Company shall cause each Declarant (as hereafter defined) under the La Quinta Declarations (as hereafter defined) to assign such Declarant's rights under the La Quinta Declarations to KSL Desert (as hereafter defined) at or prior to Closing if such Declarant's rights are assignable. For purposes of this Agreement, "La Quinta Declarations" shall mean any and all declarations, covenants, restrictions or similar agreements encumbering the La Quinta Resort Property. "Declarant" shall mean any affiliate or subsidiary of Sellers who is a "Declarant," as otherwise defined in the La Quinta Declarations, or who otherwise has any approval rights over (i) assessments imposed against the property encumbered by the La Quinta Declarations, (ii) the use or operation of the property encumbered by the La Quinta Declarations, including use restrictions, (iii) the aesthetics, design, construction or maintenance of any improvements located on any property encumbered by the La Quinta Declaration or (iv) any amendment to a La Quinta Declaration. "KSL Desert" shall mean KSL Desert Resorts, Inc.

         (b) If such Declarant's rights are not assignable, Sellers shall cause the Declarant not to take any action that would be adverse to the interests of KSL Desert without the prior written consent of Purchaser, which shall not be unreasonably withheld, and to consult with KSL Desert on all matters that require Declarant's consent or approval. This Section 5.22(b) shall survive the Closing.

ARTICLE VI.  CONDITIONS TO CLOSING.

         6.01 CONDITIONS TO CLOSING. (a) The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment (or waiver by Purchaser), as of the Closing Date, of each of the following conditions:

              (i) The representations and warranties of Sellers and the Company contained herein, other than Section 3.07, Section 3.19(a)(iii) and the last sentence of Section 3.14(c) (after taking into account the knowledge qualifier), shall be true and correct in all respects, in each case as of Closing Date (unless by their terms they relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); except to the extent the failure of such representations and warranties to be true and correct would not be reasonably likely to result in aggregate Losses in excess of Fifteen Million Dollars ($15,000,000) (after taking into account all materiality qualifications, knowledge qualifiers and baskets);

              (ii) Sellers shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;


              (iii) Since the date hereof, there shall have been no event or occurrence that has had a Material Adverse Effect; and

              (iv) No event or occurrence which would be reasonably likely to cause a Material Adverse Effect exists.

         (b) The obligation of Sellers to consummate the transactions contemplated hereby is subject to the fulfillment (or waiver by Sellers), as of the Closing Date, of each of the following conditions:

              (i) The representations and warranties of Purchaser contained herein shall be true and correct in all respects, in each case, as of the Closing Date (unless by their terms they relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); except to the extent the failure of such representations and warranties to be true and correct would not be reasonably likely to result in aggregate Losses in excess of Fifteen Million Dollars ($15,000,000) (after taking into account all materiality qualifications, knowledge qualifiers and baskets); and

              (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date.


         (c) The obligations of Purchaser and Sellers to consummate the transactions contemplated hereby is subject to the fulfillment (or wavier by Purchaser), as of the Closing Date, of the following condition:


              (i) No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated hereby.

         6.02 DOCUMENTS TO BE DELIVERED BY SELLERS AND THE COMPANY. At the Closing, Sellers and the Company shall deliver to Purchaser the following:

         (a) the certificates representing all of the Seller Shares, together with appropriate stock powers attached and duly executed, and certificates representing all of the Subsidiary Shares;

         (b) copies of all letters, agreements or instruments presented pursuant to Section 1.04(c) as of the Closing Date;

         (c) a certificate of the general partner of each Seller, dated the Closing Date, stating that the execution, delivery and performance of this Agreement by such Seller was and is at such date duly authorized, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.02 on behalf of such Seller;

         (d) a copy of resolutions or other action adopted by the Company authorizing the execution, delivery and performance of this Agreement as appropriate, and a certificate of the Company, dated the Closing Date, stating that such resolutions or other action were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.02 on behalf of the Company;

         (e) a certificate executed by an officer of the Company setting forth the truth and accuracy of the matters set forth in Sections 6.01(a)(i) and 6.01(a)(ii) hereof with respect to matters pertaining to the Company;

         (f) a certificate executed by the general partner of each Seller setting forth the truth and accuracy of the matters set forth in Sections 6.01(a)(i) and 6.01(a)(ii) hereof with respect to matters pertaining to such Seller;

         (g) the minute books, corporate seal, stock transfer books and records for the Company and each Subsidiary;

         (h) the resignations referred to in Section 5.04;

         (i) a certificate or certificates in form and substance reasonably satisfactory to Purchaser certifying that the purchase and sale of the Shares under this Agreement are exempt from withholding under Section 1445 of the Code;

         (j) the Trademark License Agreement substantially in the form of Exhibit A; and

         (k) the Escrow Agreement substantially in the form of Exhibit B.

         6.03 DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall deliver to Sellers the following:

         (a) a copy of resolutions adopted by the Board of Directors for each of Purchaser and CNL Hospitality Properties, Inc. ("Parent") authorizing the execution, delivery and performance of this Agreement as appropriate, and a certificate of the secretary or assistant secretary of Purchaser and Parent, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.03 on behalf of Purchaser or Parent;

         (b) a certificate executed by an officer of Purchaser setting forth the truth and accuracy of the matters set forth in Section 6.01(b)(i) and 6.01(b)(ii) hereof; and

         (c) the Escrow Agreement substantially in the form of Exhibit B.

ARTICLE VII.  TERMINATION.

         7.01 TERMINATION. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

              (i) by the mutual written consent of Purchaser and Sellers; or

              (ii) by Sellers in writing, delivered at any time without liability to Sellers on account of such termination (except as otherwise provided in Section 7.02), if the Closing shall not have occurred on or before the Closing Date, or by Purchaser in writing delivered at any time without liability to Purchaser on account of such termination (except as otherwise provided in Section 7.02) if the Closing shall not have occurred on or before the Closing Date; provided that, in each case, the right to terminate this Agreement under this Section 7.01(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing of the transactions contemplated hereby to occur on or prior to such date; and provided further that this Agreement shall not be terminated during the pendency of any arbitration pursuant to Section 1.02(d); or

              (iii) by Sellers or Purchaser if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated hereby in any material respect shall have become final and non-appealable; or

              (iv) by Sellers if there is a breach of Section 3.07 (after taking into account all materiality qualifications, knowledge qualifiers and baskets),
Section 3.19(a)(iii) (after taking into account all materiality qualifications, knowledge qualifiers and baskets) or the last sentence of Section 3.14(c) (after taking into account the knowledge qualifier), in each case, caused by an action, suit, proceeding or investigation against the Company or any of its

Subsidiaries commenced after the date hereof if, such breach, individually or in the aggregate would reasonably be likely to result in Losses to the Company or its Subsidiaries in excess of Twenty Million Dollars ($20,000,000); provided that such termination under this clause (iv) shall not be effective if Purchaser, within five (5) business days of receipt of written notice from Sellers indicating Sellers' intention to terminate pursuant to this Section 7.01(a)(iv), gives Sellers notice of its election to close the transactions contemplated by this Agreement and waives its rights under Section 1.02(d).

         (b) The parties hereto acknowledge that the right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any due diligence investigation made by or on behalf of any party hereto, any person controlling any such party, or any of their respective officers, directors, trustees, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

         7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Sellers or Purchaser, except (i) pursuant to Sections 1.03, 7.02, 8.01, 8.03, 8.09 and 8.12, and (ii) the confidentiality obligations set forth in Section 5.15.

ARTICLE VIII. MISCELLANEOUS.

         8.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS.
(a) Other than the representations and warranties contained in Sections 3.01(c), 3.03(a), 3.04(b), 3.05(b) and 3.08(b), which representations and warranties shall survive for six (6) months from the Closing (except with respect to claims made prior to the end of such period), none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing and, except as provided in Section 5.02(d), no party hereto shall under any circumstance have any right or remedies at law or equity, directly or indirectly, prior to or after the Closing, against any Seller, the Company, Purchaser or any officer, director, partner, employee, representative or affiliate of any

Seller, the Company or Purchaser on account of any misrepresentation or breach of warranty contained in this Agreement nor shall any Seller, the Company or Purchaser or any of their respective officers, directors, partners, employees, representatives or affiliates have any liabilities on account of such misrepresentation or breach.

         (b) If the Company, any Seller or Purchaser breaches any of its respective covenants or agreements contained in this Agreement to be performed on or prior to Closing, the non-breaching parties, shall not have any right or remedies at law or equity, directly or indirectly, against the breaching party, or any officer, director, partner, employee, representative or affiliate of any breaching party on account of any such breach, other than the right to terminate this Agreement pursuant to Section 7.01, the right to keep the Deposit pursuant to Section 1.03 and the right to specific performance under Section 8.11, as applicable.

         (c) All covenants that are not by their express terms to be performed on or prior to Closing shall survive the Closing. If Sellers, on the one hand, or Purchaser, on the other hand, breach any of such covenants after Closing, Purchaser or Sellers, as the case may be, shall have all remedies at law or equity, directly or indirectly, against the breaching party on account of any such breach; provided, however, that no officer, director, partner, employee, representative or affiliate of any Seller or Purchaser shall have any liabilities on account of such breach.

         (d) Notwithstanding anything to the contrary in this Agreement, no party hereto shall have any remedies at law or equity, directly or indirectly, against any officer, director, partner, employee, representative or affiliate of any other party on account of any misrepresentation or breach, nor shall any officer, director, partner, employee, representative or affiliate of any party have any liabilities on account of such breach.

         8.02 ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters, provided, however, that the terms of the Confidentiality Agreement shall remain in full force and effect.

         8.03 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.05 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

         (b) To the fullest extent permitted by law, the parties hereto hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction. The parties hereto also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The parties hereto acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The parties hereto further warrant and represent that each has reviewed this waiver with its or his, as the case may be, legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transactions contemplated hereby. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         8.04 AMENDMENT; WAIVER. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto; provided that Sellers may amend the percentages in Section 1.02(b) without the consent of Purchaser. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

         8.05 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers:

                  c/o Kohlberg Kravis Roberts & Co., L.P.
                  9 West 57th Street
                  New York, New York 10019
                  Attention:        Paul E. Raether
                                    John K. Saer, Jr.
                  Phone:   212-750-8300
                  Fax:     212-750-0003

With a copy to:
                  KSL Recreation Management Corporation
                  50-905 Avenida Bermudas
                  La Quinta, CA 92253
                  Attention:  Nola S. Dyal, Esq.
                  Phone:   (760) 564-8025
                  Fax:     (760) 564-8003

With a copy to (which shall not constitute notice hereunder):

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Gary Horowitz, Esq.
                  Phone:   (212) 455-2000
                  Fax:     (212) 455-2502

                  and to

                  Allen Matkins Leck Gamble & Mallory LLP
                  515 South Figueroa Street, 7th Floor
                  Los Angeles, California 90071
                  Attention:  Michael F. Sfregola, Esq.
                  Phone:   (213) 622-5555
                  Fax:     (213) 620-8816

If to Purchaser, to it at:

                  CNL Hospitality Properties, Inc.
                  CNL Center at City Commons
                  450 South Orange Avenue
                  Orlando, Florida 32801-3336
                  Attention:  Brian Strickland
                  Phone:   (407) 650-1082
                  Fax:     (407) 650-1085

With a copy to (which shall not constitute notice hereunder):

                  Greenberg Traurig, LLP
                  The Met Life Building
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  Judith Fryer, Esq.
                  Phone:   (212) 801-9330
                  Fax:     (212) 801-6400

                  and to

                  Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
                  215 North Eola Drive
                  Orlando, Florida 32801
                  Attention:  Richard Fildes, Esq.
                  Phone:   (407) 418-6412
                  Fax:     (407) 843-4444

         8.06 SEVERABILITY. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect as to that jurisdiction, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement in that jurisdiction or impair the enforceability of that or any other provision of this Agreement in that or any other jurisdiction.

         8.07 ASSIGNMENT AND BINDING EFFECT. Except as provided in Section 5.06 with respect to Sellers and except as provided in Section 5.02(i), none of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

         8.08 NO BENEFIT TO OTHERS. Except as provided in Sections 5.02, 8.01 and 8.09 (the provisions of which Sections shall inure to the benefit of the person or entities benefiting therefrom who are intended to be third party beneficiaries thereof), the representations, warranties, covenants and agreements contained in this Agreement (including Section 1.02(b)) are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         8.09 NO RECOURSE. Notwithstanding any other provision of this Agreement or any rights of Purchaser at law or in equity, in the event of any default or breach by Sellers under this Agreement, Purchaser's remedies shall be restricted to enforcement of its rights against the partnership property and assets of Sellers (including Seller Shares) and no resort shall be had to any of the partners of Sellers personally or to any property and assets of any of the partners of Sellers (other than partnership property and assets of Sellers).

         8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

         8.11 SPECIFIC PERFORMANCE. The parties recognize that in the event Sellers or the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Accordingly, Purchaser shall be entitled, in addition to any other remedies which may be available against the Company, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Sellers and the Company hereby waive the defense that there is an adequate remedy at law. In no event shall Sellers or the Company be entitled to seek specific performance with respect to any of Purchaser's obligations arising under this Agreement.

         8.12 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         8.12 INTERPRETATION. Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a
Schedule is or is not material for purposes hereof. As used herein, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a "person" shall be construed broadly and shall include an individual, corporation, partnership, trust, proprietorship, association, governmental body, agency or subdivision or other entity, and shall also include its successors and permitted assigns; "hereof," "herein," "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to the masculine include the feminine and vice versa; references to the singular include the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to "Article," "Section" or another subdivision or to an attachment or "Schedule" are to an article, section or subdivision hereof or an attachment or Schedule hereto.

         8.14 DISCLOSURE. For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of all Schedules to this Agreement. The inclusion of any information on any Schedule shall not be deemed to be an admission or acknowledgment by Sellers, in and of itself, that such information is required to be listed on any Schedule or is material to or outside the ordinary course of the business of the Company and its Subsidiaries. In addition, "to the knowledge of the Company" or "to the knowledge of Sellers" or words of similar effect shall mean the actual knowledge of any of Michael Shannon, Eric Resnick, Scott Dalecio, Larry Lichliter, Tom Manno, Ray Williams, Steve Ast, Paul McCormick and Johnny So.

         8.15 NO PRESUMPTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and there shall be no presumption against the draftsman.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                  KKR PARTNERS II, L.P.

                                  By:      KKR Associates, L.P., its General Partner

                                           By:/s/Henry Kravis
                                              --------------------------------------------
                                              Name:   Henry Kravis
                                              Title:  General Partner


                                  KKR 1996 FUND, L.P.

                                  By:      KKR Associates 1996 L.P., its General Partner

                                           By:  KKR 1996 GP LLC, its General Partner


                                           By:/s/Henry Kravis
                                              --------------------------------------------
                                              Name:   Henry Kravis
                                              Title:  Member


                                  RESORT ASSOCIATES, L.P.

                                  By:      KKR Associates, L.P., its General Partner


                                           By:/s/Henry Kravis
                                              --------------------------------------------
                                              Name:   Henry Kravis
                                              Title:  General Partner



                                  GOLF ASSOCIATES, L.P.

                                  By:      KKR Associates, L.P., its General Partner

                                           By:/s/Henry Kravis
                                              --------------------------------------------
                                              Name:   Henry Kravis
                                              Title:  General Partner


                                  KSL RECREATION CORPORATION


                                           By:/s/Eric Resnick
                                              --------------------------------------------
                                              Name:   Eric Resnick
                                              Title:  Chief Financial Officer


                                  CNL RESORT ACQUISITION CORP.

                                           By:/s/John Griswold
                                              --------------------------------------------
                                              Name:   John Griswold
                                              Title:  President

                             INDEX OF DEFINED TERMS

TERM                                                    PLACE OF DEFINITION

"1996 Fund"                                             Preamble
"1996 Fund Holdback Amount"                             Section 1.02(a)(i)
"1996 Fund Shares"                                      Preamble
"Accrued Interest"                                      Section 1.03
"Affiliate"                                             Section 3.14(h)(iii)
"Agreement"                                             Preamble
"Allen Matkins"                                         Section 5.03(b)
"Artwork"                                               Section 3.20(j)
"Audited Financial Statements"                          Section 3.10(a)
"Base Purchase Price"                                   Section 1.02(a)(i)
"Base Purchase Price Per Share"                         Section 1.04(a)
"Bye Hole Area"                                         Section 5.06(h)
"Capital Stock Subaccount"                              Section 1.02(a)(iii)
"Closing"                                               Section 2.01
"Closing Date"                                          Section 1.02(a)(iv)
"Code"                                                  Section 3.14(b)
"Company"                                               Preamble
"Company Common Stock"                                  Preamble
"Company HQ"                                            Section 5.06(g)
"Company HQ Landlord"                                   Section 5.06(g)
"Company HQ Lease"                                      Section 5.06(g)
"Company Real Property"                                 Section 3.20(k)(i)
"Company Stock Options"                                 Section 1.04(a)
"Confidentiality Agreement"                             Section 5.15(a)
"Conveyance Notice"                                     Section 5.06(c)
"Credit Agreement"                                      Section 3.15(g)
"D&T"                                                   Section 5.03(b)
"Data"                                                  Section 5.19
"Declarant"                                             Section 5.22
"Deposit"                                               Section 1.03
"Desert Resorts Off-Site Employee Parking Lot"          Section 5.06(i)
"Emerald Point Lease"                                   Section 3.20(k)(ii)

TERM                                                    PLACE OF DEFINITION

"Emerald Point Subsidiary"                              Section 3.20(k)(iii)
"Entity Shareholder"                                    Section 5.16
"Environmental Laws"                                    Section 3.19(c)(i)
"ERISA"                                                 Section 3.14(c)
"Escrow Agent"                                          Section 5.01(b)
"Escrow Agreement"                                      Section 5.01(b)
"Estimated Working Capital Amount"                      Section 1.02(c)(i)
"Exchange Act"                                          Section 3.04(a)
"Excluded Real Properties"                              Section 3.20(k)(iv)
"Existing Surveys"                                      Section 3.20(k)(v)
"Final Purchase Price"                                  Section 1.02(a)(v)
"Final Working Capital Amount"                          Section 1.02(c)(ii)
"Financial Statements"                                  Section 3.10(a)
"Financing"                                             Section 4.09
"GA"                                                    Preamble
"GA Holdback Amount"                                    Section 1.02(a)(vi)
"GA Shares"                                             Preamble
"GAAP"                                                  Section 1.02(c)(i)
"Governmental Authority"                                Section 3.04(a)
"Grove #1"                                              Section 3.20(k)(iv)
"GS&Co."                                                Section 3.08(a)
"Indemnified Party"                                     Section 5.02(f)
"Independent Arbitrator"                                Section 1.02(d)
"Intellectual Property"                                 Section 3.12
"Interim Financial Statements"                          Section 3.10(a)
"Interim Management Agreement"                          Section 5.05
"IRS"                                                   Section 3.14(b)
"JV Affiliates"                                         Section 5.06(h)
"JV Properties"                                         Section 5.06(h)
"KKR II"                                                Preamble
"KKR II Holdback Amount"                                Section 1.02(a)(vii)
"KKR II Shares"                                         Preamble
"KSL Desert"                                            Section 5.22
"La Quinta Declaration"                                 Section 5.22

TERM                                                    PLACE OF DEFINITION

"Laws"                                                  Section 3.04
"Leased Real Property"                                  Section 3.20(k)(vi)
"Liens"                                                 Section 3.01(c)
"Losses"                                                Section 5.02(a)
"Management Holdback Amount"                            Section 1.02(a)(viii)
"Management Percentage Share"                           Section 5.01(f)
"Management Shares"                                     Preamble
"Management Stockholder"                                Preamble
"Management Stockholders"                               Preamble
"Material Adverse Effect"                               Section 3.04(a)
"Material Contracts"                                    Section 3.13(a)
"Material Real Property Contracts"                      Section 3.20(d)
"Materials of Environmental Concern"                    Section 3.19(c)(ii)
"Membership Documents"                                  Section 3.20(k)(viii)
"Model Home Parking Lot"                                Section 5.06(i)
"Mountain Land Adjacent to Ranch Property"              Section 5.06(h)
"MPPA Plan"                                             Section 3.14(f)
"Multiemployer Plan"                                    Section 3.14(h)(iv)
"Non-Competition Agreement"                             Section 5.18
"North Edge Portion of North Employee                   Section 3.20(k)(iv)
 Parking Lot at ATM's Clubhouse"
"Optionholder"                                          Section 1.04(a)
"Optionholders"                                         Section 1.04(a)
"Optionholders Holdback Amount"                         Section 1.02(a)(ix)
"Optionholder Percentage Share"                         Section 5.01(f)
"Owned Real Property"                                   Section 3.20(k)(viii)
"Parcel A of the Blue View at Doral"                    Section 3.20(k)(iv)
"Parent"                                                Section 6.03(a)
"Percentage Share"                                      Section 1.02(a)(x)
"Permits"                                               Section 3.06
"Permitted Exceptions"                                  Section 3.20(k)(ix)
"Permitted Title Exception"                             Section 3.20(k)(xi)
"PGA West Tournament Clubhouse Parking Lot"             Section 5.06(i)
"Plan"                                                  Section 3.14(b)

TERM                                                    PLACE OF DEFINITION

"Private Club Tennis and Parking"                       Section 5.06(h)
"Purchaser"                                             Preamble
"RA"                                                    Preamble
"RA Holdback Amount"                                    Section 1.02(a)(x)
"RA Shares"                                             Preamble
"Records"                                               Section 5.09
"Reference Working Capital Amount"                      Section 1.02(a)(xi)
"Release"                                               Section 3.19(c)(iii)
"Seller"                                                Preamble
"Sellers"                                               Preamble
"Seller Shares"                                         Preamble
"Share Number"                                          Section 1.02(a)(xiii)
"Shares"                                                Preamble
"Simpson Thacher"                                       Section 2.01
"Space Leases"                                          Section 3.20(e)(i)
"State Governmental Consents"                           Section 5.10(b)
"Stock Plans"                                           Section 1.04(a)
"Subsidiaries"                                          Section 3.02(a)
"Subsidiary"                                            Section 3.02(a)
"Subsidiary Shares"                                     Section 3.02(b)
"Supplemental Holdback"                                 Section 1.02(d)
"Taxes"                                                 Section 3.16(a)(i)
"Tax Return"                                            Section 3.16(a)(ii)
"Third Party Claim"                                     Section 5.02(f)
"Title Commitment"                                      Section 3.20(k)(xii)
"Title Company"                                         Section 3.20(k)(xiii)
"Transaction Fees                                       Section 5.03(b)
"Transferred Real Properties"                           Section 3.20(k)(xiv)
"Updated Survey"                                        Section 3.20(k)(xv)
"Working Capital Subaccount"                            Section 1.02(a)(xii)